Exhibit 10.2

AGREEMENT OF LEASE

BETWEEN

RA 660 WHITE PLAINS ROAD LLC

AND

PRESTIGE BRANDS, INC.

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	TABLE OF CONTENTS

SPACE		1
TERM		1
RENT		2
USE		3
LANDLORD ALTERATION		4
SERVICES		9
LANDLORD'S REPAIRS		9
WATER SUPPLY		10
PARKING FIELD		10
DIRECTORY		11
TAXES AND OTHER CHARGES		11
OPERATING COST INCREASES		13
TENANT'S REPAIRS		16
FIXTURES & INSTALLATIONS		17
ALTERATIONS		17
REQUIREMENTTS OF LAW		19
END OF TERM		21
QUIET ENJOYMENT		22
SIGNS		22
RULES AND REGULATIONS		23
RIGHT TO SUBLET OR ASSIGN		23
LANDLORD'S ACCESS TO PREMISES		29
SUBORDINATION		30
PROPERTY LOSS, DAMAGE REIMBURSEMENT		32
INDEMNITY		32
DESTRUCTION-FIRE OR OTHER CASUALTY		33
INSURANCE		34
EMINENT DOMAIN		36
NONLIABILITY OF LANDLORD		37
DEFAULT		38
TERMINATION OF DEFAULT		39
DAMAGES		39
SUMS DUE LANDLORD		40
NO WAIVER		41
WAIVER OF TRIAL BY JURY		42
NOTICES		42
INABILITY TO PERFORM		43
INTERRUPTION OF SERVICE		43
CONDITIONS OF LANDLORD'S LIABILITY		44

TENANT'S TAKING POSSESSION	45
ENTIRE AGREEMENT	45
DEFINITIONS	45
PARTNERSHIP TENANT	46
SUCCESSORS, ASSIGNS, ETC	46
BROKER	46
CAPTIONS	47
NOTICE OF ACCIDENTS	47
AUTHORITY TO ENTER LEASE	47
RENEWAL OPTIONS	47
RIGHT OF OFFER	49
STORAGE SPACE	50
ROOF RIGHTS	51
RESTRICTIVE COVENANT	51
DEEMED CONSENT WARNING NOTICE	51
GUARANTY	52
SCHEDULE "A"	54
SCHEDULE "B"	57
SCHEDULE "C"	60
SCHEDULE "D"
SCHEDULE "E"
EXHIBIT 1
EXHIBIT 2
EXHIBIT 3
EXHIBIT 4

AGREEMENT OF LEASE (the “Lease” or “this lease”), made as of this 26th day of June, 2012 (the “Effective Date”), between RA 660 WHITE PLAINS ROAD LLC, a Delaware limited liability company, having an address c/o RXR Realty LLC, 660 White Plains Road, Tarrytown, New York 10591 (hereinafter referred to as “Landlord”), and PRESTIGE BRANDS, INC., a Delaware corporation, having its principal place of business at 90 North Broadway, Irvington, New York 10533 (hereinafter referred to as “Tenant”).

WITNESSETH: Landlord and Tenant hereby covenant and agree as follows:
SPACE

1.    Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the space substantially as shown on the Rental Plan annexed hereto as Exhibit “1” (“Demised Premises” or “Premises”) on the second (2nd) floor of the building located at 660 White Plains Road, Tarrytown, New York (hereinafter referred to as the “Building”), and the parties hereby stipulate and agree that such space is deemed to contain 42,616 rentable square feet in a Building that is deemed to contain 254,239 rentable square feet, which constitutes 16.76 percent of the area of the Building (“Tenant’s Proportionate Share”).

TERM

2.    (A)    The term (“Term” or “term”) of this lease shall commence on the date (the “Term Commencement Date”) on which occurs the later of (i) the delivery by Landlord to Tenant of a fully-executed original of this lease, and (ii) the tender by Landlord to Tenant of vacant and broom clean possession of the Demised Premises, with the Demo Work (as such term is defined in Article 5 of this lease) having been substantially completed substantially in accordance with the Approved Demo Plan (as such term is defined in Article 5 of this lease). As of the Term Commencement Date, Tenant, its agents and contractors shall be afforded access to the Demised Premises for the purpose of performing the Tenant’s Initial Work (as such term is defined in Article 5 of this lease), subject to and in accordance with the applicable terms and conditions of this lease. From and after the first date on which Tenant has completed the Tenant’s Initial Work and all municipal inspections have been successfully completed with respect thereto, Tenant shall be permitted to use and occupy the Demised Premises for the conduct of its business. During the period from the Term Commencement Date through and including the day immediately preceding the Rent Commencement Date (hereinafter defined), Tenant shall not be responsible for the payment of Rent (as such term is defined under Article 3 of this lease) or any of the items of additional rent contemplated under Articles 6, 11 or 12 of this lease. Tenant waives any right to rescind this lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force and further waives the right to recover any damages which may result from Landlord’s failure to deliver possession of the Demised Premises on any scheduled Term Commencement Date.

(B)    Subject to postponement on account of Landlord Delay (as such term is defined in Article 2(D) below), if any, Tenant’s obligation to pay Rent pursuant (and subject) to Article 3 and all items of additional rent contemplated under Articles 6, 11 and 12 of this lease shall commence on the date (the “Rent Commencement Date”) which is the sooner to occur of (i) October 8, 2012, or (ii) the first date on which Tenant takes occupancy of the Demised Premises for the purpose of conducting its business therein; in either event, without regard to the timing of performance or completion of the Tenant’s Initial Work. Notwithstanding the foregoing, in the event of the accrual of any Landlord Delay, the Rent Commencement Date shall be postponed until the date on which occurs the sooner of (a) the date that follows October 8, 2012 by a number of days equal to the aggregate number of days of Landlord Delay so accrued, or (b) the first date on which Tenant takes occupancy of the Demised Premises for the purpose of conducting its business therein. Additionally, in the event the aggregate number of days of Landlord Delay exceeds one hundred and twenty (120) days and, as a result thereof, Tenant is unable to occupy the Premises for the conduct of its business therefrom by February 5, 2013, Landlord shall increase the rental credit period to which Tenant is entitled pursuant to the last paragraph of Article 3 by one (1) day for each day after February 5, 2013 that Tenant is unable to occupy the Premises for the conduct of its business as a result of such Landlord Delay.

(C)    The Term of this lease shall expire on the date (the “Expiration Date”) that is five (5) years and six (6) months following either (i) the day preceding the Rent Commencement Date (but only if the Rent Commencement Date occurred on the first day of a calendar month), or (ii) the last day of the calendar month in which occurred the Rent Commencement Date (if the Rent Commencement Date did not occur on the first day of a calendar month). By way of example only, if the Rent Commencement Date is deemed to have occurred on October 8, 2012, then the Expiration Date would be April 30, 2018.

(D)    As used herein, the term “Landlord Delay” shall mean where both the substantial completion of the Tenant’s Initial Work and Tenant’s initial occupancy for the purpose of conducting its business in the Demised Premises have been delayed beyond October 8, 2012 on account of any one or more of the following: (i) failure by Landlord to achieve substantial completion of the Demo Work within twelve (12) business days following the issuance of a permit therefor; (ii) failure by Landlord to respond to a request by Tenant for Landlord’s approval of a set of Proposed Construction Drawings or any proposed Contractor within the time period allotted therefor pursuant to Article 5 of this lease; (iii) any unreasonably interference by Landlord, its agents or contractors with the performance of the Tenant’s Initial Work by Tenant’s Contractors; (iv) Landlord’s failure to provide services to Tenant and Tenant’s contractors, as required by and subject to Article 6(C) below or (v) the failure or refusal by Landlord to reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, with respect to the application for, and pursuit of the issuance of, a building permit for the Tenant’s Initial Work. Tenant hereby covenants and agrees to provide Landlord with written notice of any purported Landlord Delay (which written notice may be delivered via e-mail from Tenant’s designated project manager to Landlord’s designated project manager) promptly following Tenant having learned of the subject Landlord Delay, and if Tenant fails to so notify Landlord within two (2) business days after the purported Landlord Delay, any further delay which Landlord proves could have been avoided if it had received such notice shall not be considered a Landlord Delay. Moreover, in the event of an action or omission that would otherwise have constituted a Landlord Delay hereunder, same shall not be considered a Landlord Delay hereunder if and to the extent the progress of the Tenant’s Initial Work is then simultaneously being delayed by other forces outside of the reasonable control of Landlord..

(E)    A “Lease Year” shall be comprised of a period of twelve (12) consecutive months (except for the sixth Lease Year, which shall be comprised of a period of only six (6) months). The first Lease Year shall commence on the Rent Commencement Date but, notwithstanding the first sentence of this paragraph, if the Rent Commencement Date is not the first day of a month, then the first Lease Year shall also include the additional period from the Rent Commencement Date to the end of the then current month. Each succeeding Lease Year shall end on the anniversary date of the last day of the preceding Lease Year (except for the sixth Lease Year, which shall end six (6) months following the end of the fifth Lease Year). For example, if the Rent Commencement Date is October 8, 2012, then the first Lease Year would begin on October 8, 2012 and end on October 31, 2013, the second Lease Year would begin on November 1, 2013 and end on October 31, 2014, and each succeeding Lease Year would begin on November 1st and end on October 31st (except for the sixth Lease Year, which would begin on November 1, 2017 and end on April 30, 2018). If, however, the Rent Commencement Date is November 1, 2012, then the first Lease Year would begin on November 1, 2012 and end on October 31, 2013, and each succeeding Lease Year would begin on November 1st and end on October 31st (except for the sixth Lease Year, which would begin on November 1, 2017 and end on April 30, 2018). If, however, the Rent Commencement Date is November 2, 2012 then the first Lease Year would begin on November 2, 2012 and end on November 30, 2013, the second Lease Year would begin on December 1, 2013 and end on November 30, 2014, and each succeeding Lease Year would begin on December 1st and end on November 30th (except for the sixth Lease Year, which would begin on December 1, 2017 and end on May 31, 2018).

RENT

3.    The annual minimum rental (“Rent” or “rent”) is as follows:

During the first Lease Year, the Rent shall be $937,551.96, payable in equal monthly installments of $78,129.33.

During the second Lease Year, the Rent shall be $937,551.96, payable in equal monthly installments of $78,129.33.

During the third Lease Year, the Rent shall be $980,168.04, payable in equal monthly installments of $81,680.67.

During the fourth Lease Year, the Rent shall be $1,001,475.96, payable in equal monthly installments of $83,456.33.

During the fifth Lease Year, the Rent shall be $1,044,092.04, payable in equal monthly installments of $87,007.67.

During the sixth Lease Year (which shall be comprised of a period of only six (6) months), the Rent shall be payable in equal monthly installments of $87,007.67.

Tenant agrees to pay the Rent to Landlord, without notice or demand, in lawful money of the United States which shall be legal tender in payment of the debts and dues, public and private, at the time of payment, in advance on the first day of each calendar month during the Term which occurs from and after the Rent Commencement Date, subject to the final paragraph of this Article 3, at the address for payment designated by Landlord from time to time, except that Tenant shall pay the first monthly installment on the execution hereof; it being acknowledged and agreed that the inclusion of an address for payment on an invoice (if any) submitted by Landlord shall qualify as such designation. If no such address for payment is designated by Landlord, then payment shall be made to the address set forth in the introductory paragraph of this lease.

Tenant shall pay the Rent as above and as hereinafter provided, without any set off or deduction whatsoever. Should the Rent Commencement Date be a date other than the first day of a calendar month, Tenant shall pay a pro rata portion of the Rent on a per diem basis (using the amount of the installment for the first full calendar month of the first Lease Year and the actual number of days in the calendar month in which the Rent Commencement Date occurs) from such date to and including the last day of that current calendar month, and the first Lease Year shall include said partial month. The Rent payable for such partial month shall be in addition to the Rent payable for the first Lease Year pursuant to the Rent schedule set forth above and shall be payable by Tenant on the Rent Commencement Date.

Notwithstanding anything to the contrary contained herein, provided Tenant is not then in default under this lease (beyond any applicable notice and grace period provided in this lease for the cure thereof), Tenant shall receive a Rent credit in the aggregate amount of $468,775.98, to be applied in six (6) equal and consecutive monthly installments of $78,129.33 against the monthly installments of Rent otherwise due and payable with respect to each of the second through seventh full calendar months of the first Lease Year.

USE

4.    (A)    Tenant shall use and occupy the Demised Premises only for executive and administrative offices and other reasonable uses that are merely incidental to such primary office use, and for no other purpose. Without limiting the generality of the foregoing, in no event shall Tenant be permitted to use the Demised Premises for any of the prohibited uses listed in Article 21(H) of this lease.

(B)    Tenant shall not use or occupy, suffer or permit the Premises, or any part thereof, to be used in any manner which would in any way (i) violate any laws or regulations of public authorities; (ii) make void or voidable any insurance policy then in force with respect to the Building; (iii) in the reasonable judgment of Landlord, impair the appearance, character or reputation of the Building; (iv) in the reasonable judgment of Landlord, discharge objectionable fumes, vapors or odors into the Building, air-conditioning systems or Building flues or vents in such a manner as to offend other occupants. The provisions of this Section shall not be deemed to be limited in any way to or by the provisions of any other Section or any Rule or Regulation.

(C)    The emplacement of any equipment which will impose an evenly distributed floor load in excess of 50 pounds per square foot shall be done only after written permission is received from the Landlord. Such permission will be granted only after adequate proof is furnished by a professional engineer that such floor loading will not endanger the structure. Business machines and mechanical equipment in the Premises shall be placed and maintained by Tenant, at Tenant’s expense, in such manner as shall be sufficient in Landlord’s judgment to absorb vibration and noise and prevent annoyance or inconvenience to Landlord or any other tenants or occupants of the Building.

(D)    Tenant will not at any time use or occupy the Demised Premises in violation of the certificate of occupancy (temporary or permanent) issued for the Building or portion thereof of which the Demised Premises form a part.

(E)    Landlord hereby grants Tenant, its employees, invitees and other business visitors, a nonexclusive license for the Term of this lease and all extensions and renewals thereof to use, for the purpose of ingress and egress to the Building and the Demised Premises and to and from the Building Parking Area (defined below), the sidewalks and other exterior common areas located on the Real Property or otherwise associated with the Building, the lobbies, public corridors, elevator foyers, freight elevators and loading areas of the Building, and for their intended purposes, the common area restrooms and those Building amenities that may, from time to time, be provided by Landlord for use generally by all tenant and occupants of the Building; in all events subject to the provisions of Article 22(B) of this lease and in compliance with all applicable Rules and Regulations and subject to Landlord’s reasonable charges for freight elevator usage (other than such freight elevator usage in connection with to Tenant’s initial move into the Demised Premises, for which there shall be no charge to Tenant). Such license shall be automatically revoked, without the requirement of notice or any action from Landlord, upon the expiration or any sooner termination of this lease or upon any dispossession of Tenant from the Demised Premises by appropriate legal proceedings in accordance with the terms of this Lease.

LANDLORD ALTERATION

5.    (A)    Tenant hereby acknowledges and agrees that Tenant has inspected the Demised Premises and that, except as otherwise set forth below in this Article 5 and subject to the express representations, warranties and covenants of Landlord set forth in this Lease (e.g. Landlord’s maintenance and repair obligations under Article 7 hereof), Tenant is accepting the Demised Premises in its “as is” condition and Landlord shall have no obligation to perform any work or make any alterations in or to the Demised Premises in order to prepare same for occupancy by Tenant.

(B)    (i)    Notwithstanding anything to the contrary contained herein, Landlord, at no cost or expense to Tenant, will perform or cause Landlord’s designated contractor to perform the demolition of fixtures and installations existing within the Demised Premises as of the Effective Date in accordance with, and to the extent required by, that certain demolition drawing, entitled “Prestige Demolition”, dated June 1, 2012, prepared by RXR Construction and Development LLC (“RXR C&D”), sealed by Prentice Architecture and reviewed and approved by both Landlord and Tenant prior to the Effective Date of this lease (the “Approved Demo Plan”), which demolition work is sometimes herein referred to as the “Demo Work”. Landlord shall perform or cause Landlord’s designated contractor to perform the Demo Work in a good and workmanlike manner and in substantial conformance with the Approved Demo Plan.

(ii)    Notwithstanding anything to the contrary contained herein, if Landlord has not achieved substantial completion of the Demo Work by the date that is twelve (12) business days following the date of issuance of a permit therefor, and provided that such delay is not attributable to forces outside of the reasonable control of Landlord, then Tenant may, but shall not be obligated to, deliver to Landlord written notice (the “Demo Self Help Notice”) of its intent to exercise its Demo Self Help Remedy (as defined below). If Landlord has still not achieved substantial completion of the Demo Work by the tenth (10th) day following effective delivery of the Demo Self Help

Notice, then Tenant may deliver to Landlord written demand to cease performance of the Demo Work, together with Tenant’s written election to undertake the Demo Self Help Remedy. The “Demo Self Help Remedy” shall be the empowerment of Tenant to engage its own licensed, insured and reputable contractor(s) for the purpose of completing the Demo Work, under the direction of Tenant. If Tenant exercises the Demo Self Help Remedy, then upon Tenant having achieved substantial completion of the Demo Work, Landlord shall reimburse Tenant in full for all reasonable out-of-pocket expenses actually incurred by Tenant directly in connection with the performance of the Demo Work. If Landlord shall fail to pay to Tenant any amount to be reimbursed to Tenant pursuant to this Article 5(B)(ii) within thirty (30) days after written demand therefor by Tenant (accompanied by reasonable documentary evidence of the expenses so incurred), then, subject to the following provisions of this Article 5(B)(ii) regarding a dispute thereof by Landlord, Tenant shall have the right to deduct the amount owed as an offset from the installment(s) of Rent (but not additional rent) next becoming due and payable by Tenant under this Lease. Notwithstanding the foregoing, however, if Landlord shall dispute the amount of Tenant’s claim or the fact that same has become due and payable to Tenant pursuant to the provisions of this Article 5(B)(ii), then Landlord shall give Tenant written notice specifying in reasonable detail the basis for its dispute, and in such event, Tenant may not invoke any such offset rights unless and until Tenant has obtained a final, non-appealable judgment from a Court of competent jurisdiction for the subject unpaid reimbursement and Landlord shall have failed to pay the amount of the judgment within fifteen (15) days of same having become final and non-appealable (it being acknowledged and agreed that, in such event, the amount to be offset shall be limited to the amount of the final, non-appealable judgment). Also if Tenant exercises the Demo Self Help Remedy, any Landlord Delay associated with Landlord’s failure to timely complete the Demo Work shall cease to accrue as of the twenty-fifth (25th) day following issuance of the Demo Self Help Notice.

(C)    (i)    Notwithstanding anything to the contrary contained in Article 5(A) above, Tenant shall have the right, at Tenant’s sole cost and expense (except as otherwise expressly set forth below in this Article 5), to cause certain tenant improvement work to be performed in and to the Demised Premises in order to prepare same for occupancy by Tenant, as such work will be more fully and particularly set forth in the Approved Construction Drawings (collectively, the “Tenant’s Initial Work”); subject to and in accordance with the terms and conditions of this Article 5(C).

(ii)    Promptly following the execution and delivery of this Agreement, Tenant shall cause its licensed architect and other consultants to prepare a complete and fully-detailed set of construction drawings, setting forth all architectural and MEP specifications for the Tenant’s Initial Work (the “Proposed Construction Drawings”). Tenant shall ensure that the specifications set forth on the Proposed Construction Drawings are (a) compatible with the base Building plans and systems, (b) comply with all applicable laws and the rules, regulations, requirements and orders of any and all governmental agencies, departments or bureaus having jurisdiction thereover, (c) sufficiently detailed so as to enable contractor bids to be developed thereupon, and (d) of a form and content sufficient to enable a building permit to be issued on the basis thereof.

(iii)    The Proposed Construction Drawings shall be subject to the review and approval of Landlord. Accordingly, after Tenant having approved the Proposed Construction Drawings, Tenant shall submit the Proposed Construction Drawings to Landlord for review and approval by Landlord. If Landlord has any comments with respect to the Proposed Construction Drawings, Landlord shall make such comments known to Tenant within ten (10) business days following submission of such documents to Landlord. If Landlord fails to respond within ten (10) business days, Tenant may provide Landlord a Deemed Consent Warning Notice (as such term is defined under Article 56 of this lease) and, if Landlord has still not responded to the subject request within five (5) business days following proper delivery of the Deemed Consent Warning Notice, then such approval shall be deemed to have been given, except that Landlord shall be deemed to have withheld its consent to any aspects of the proposed Tenant’s Initial Work that would be structural in nature, be directly visible from outside the Premises or have a material impact upon the proper functioning of any Building system. If Landlord desires that the Proposed Construction Drawings be modified in any reasonable manner, Landlord shall disclose the reasons that the Proposed Construction Drawings were disapproved, including reasonably detailed recommendations as to specific changes which would make the Proposed Construction Drawings acceptable to Landlord. Upon receipt of such notice of disapproval with such recommendations, if any, Landlord and Tenant shall meet in good faith to expeditiously resolve any disagreements, and Tenant shall expeditiously re-prepare and re-submit the Proposed Construction Drawings to Landlord. This process shall repeat until Landlord and Tenant agree upon the final version of the Proposed Construction Drawings (the “Approved Construction Drawings”), as evidenced by Landlord and Tenant dating and signing four (4) copies thereof, whereupon such final version of the Proposed Construction Drawings shall be deemed to be the Approved Construction Drawings hereunder.

(iv)    While Tenant shall not be obligated to hire or engage RXR C&D, Landlord’s designated contractor, as general contractor or construction manager with respect to the Tenant’s Initial Work, Tenant will provide RXR C&D with a full set of the bid package for the Tenant’s Initial Work, which bid package shall be identical to (and provided at the same time as) the bid package provided to Tenant’s prospective general contractors or construction managers, as applicable. If Tenant does not engage RXR C&D as general contractor or construction manager, as applicable, with respect to the Tenant’s Initial Work (whether by choice of Tenant, RXR C&D or both), then Tenant shall be responsible for payment to Landlord or RXR C&D, as designated by Landlord, of a construction inspection fee equal to $102,500.00 (the “TIW Inspection Fee”), which shall not become due and payable until the Rent Commencement Date occurs. In imposing and accepting the TIW Inspection Fee, none of Landlord, RXR C&D or any of their respective principals, agents, employees or contractors assumes any responsibility for the quality or manner in which the Tenant’s Initial Work is performed. The parties acknowledge and agree that a $2,500.00 component of the TIW Inspection Fee is intended to compensate Landlord for any and all anticipated third party costs for review and approval of the Proposed Construction Drawings, including without limitation MEP review. As such, Landlord shall not be entitled to any distinct reimbursement for any out-of-pocket costs that may be incurred by Landlord in connection with plan review and approval with respect to the Tenant’s Initial Work. Except for the TIW Inspection Fee, which is payable only in accordance with the terms hereof, neither Landlord nor any affiliate thereof shall be entitled to any supervisory, construction, inspection or other fee in connection with the Tenant’s Initial Work.

(v)    In connection with the performance of the Tenant’s Initial Work:

(a)    Tenant will not directly or indirectly hire or engage for performance of any aspect of the Tenant’s Initial Work any general contractor, construction manager, contractor or subcontractor (each a “Contractor”) unless such Contractor has been approved by Landlord. Prior to such hiring or engagement, Tenant shall submit to Landlord, for review and approval, the name of each prospective Contractor for Landlord’s review and approval and, if and to the extent so requested by Landlord after review of the name, a copy of Landlord’s contractor vetting form (which is a tailored-version of AIA Form A-305), completed by the subject Contractor. If Landlord fails to respond within five (5) business days, Tenant may provide Landlord a Deemed Consent Warning Notice (as such term is defined under Article 56 of this lease) and, if Landlord has still not responded to the subject request within five (5) business days following proper delivery of the Deemed Consent Warning Notice, then such approval shall be deemed to have been given For convenience purposes, Landlord has annexed hereto, as an Exhibit “2” to this lease, a list of contractors and subcontractors, which, as of the Effective Date, will be deemed to have been pre-approved by Landlord for the performance of Tenant’s Initial Work or, as the case may be, work in the respective trade under which the subject subcontractor’s name has been listed on Exhibit “2” (collectively, the “Pre-Approved Contractors”). Notwithstanding anything to the contrary contained herein, except for Pre-Approved Contractors, in no event shall Tenant be permitted to hire or engage for performance of any aspect of the Tenant’s Initial Work any Contractor that is, or is an affiliate of, an owner of commercial office properties within a fifty (50) mile radius of New York City.

(b)    Tenant agrees that it will not, either directly or indirectly, use any Contractors and/or labor and/or materials if the use of such Contractors and/or labor and/or materials would or will create any material difficulty with other Contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof;

(c)    Prior to the commencement of the Tenant’s Initial Work, Tenant shall, at Tenant’s expense, (1) cause the Approved Construction Drawings to be filed with the appropriate building department, and (2) make application for, and obtain, all governmental and quasi-governmental permits, licenses and authorizations required for the performance of the Tenant’s Initial Work (collectively, “Permits”). Landlord will reasonably cooperate with Tenant, at no cost or expense to Landlord, in securing the Permits;

(d)    Prior to the commencement of the Tenant’s Initial Work, Tenant shall furnish Landlord with (1) appropriate evidence that each of Tenant’s Contractors maintain all liability insurance coverage reasonably required by Landlord (listing Landlord and Landlord’s designees as additional insureds, as their interests may appear), it being acknowledged that Tenant’s Contractors delivery of evidence of liability insurance complying with Article 27(A)(1)(i) hereof shall be deemed satisfactory to Landlord for the purposes hereof, (2) appropriate evidence that each of Tenant’s Contractors has procured a workmen’s compensation insurance policy (in compliance with the laws of the State of New York) covering the activities of all persons performing work at the Demised Premises, and (3) copies of all Permits;

(e)    Tenant shall ensure that the Tenant’s Initial Work is performed in compliance with Landlord’s reasonable rules, regulations, guidelines and instructions for contractors performing work at the Building;

(f)    Following satisfaction by Tenant and/or its Contractors, as applicable, of all requirements set forth in clauses (a) through (e) of this Article 5(C)(v), Tenant’s Contractors shall be permitted access to the Demised Premises for the purpose of performing the Tenant’s Initial Work. Tenant shall ensure that the Tenant’s Initial Work shall (1) be performed in a good and workmanlike manner, (2) be performed substantially in accordance with the Approved Construction Drawings, and (3) at all times comply with all applicable laws, codes, rules, regulations, orders, requirements and conditions of all governmental and quasi-governmental agencies, departments and bureaus having jurisdiction over the Building or the Tenant’s Initial Work and all applicable rules and regulations of the Landlord;

(g)    As soon as practicable upon completion of the Tenant’s Initial Work, Tenant shall obtain and deliver to Landlord (1) all required certificates of occupancy, both temporary and permanent, for the entire Demised Premises, (2) paid receipts from all parties supplying labor or materials with respect to any portion of the Tenant’s Initial Work, collectively evidencing payment in full for the performance of the Tenant’s Initial Work; (3) waivers of mechanics’ liens from all contractors, subcontractors, and other professionals used in the performance of the Tenant’s Initial Work; and (4) a signed certificate by Tenant’s architect, certifying that the Tenant’s Initial Work has been substantially completed in accordance with the Approved Construction Drawings; and

(h)    Tenant shall defend, indemnify and save harmless Landlord against any and all mechanics’ and other liens filed in connection with the Tenant’s Initial Work, including the liens of any conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Demised Premises and against any loss, cost, liability, claim, damage and expense, including reasonable counsel fees, penalties and fines incurred in connection with any such lien, conditional sale or chattel mortgage or any action or proceeding brought thereon. If filed, Tenant, at its expense, shall procure the satisfaction or discharge of all such liens, whether through bonding or otherwise, within thirty (30) days after receipt of notice of such lien against the Demised Premises or the Building. If Tenant shall fail to cause such lien to be discharged within the aforesaid period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord, and all costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the maximum rate permitted by law from the respective dates of Landlord's making of the payments or incurring of the cost and expense, shall constitute additional rent and shall be paid on demand. Nothing in this lease contained shall be construed in any way as constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any material for any improvement, alteration or repair of the Demised Premises, nor as giving any right or authority to contract for the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanics’ liens against the Demised Premises.

(i)    Subject to the following provisions of this Article 5(C)(v)(i), the Tenant’s Initial Work shall be performed at Tenant’s sole cost and expense. Provided that Tenant is not then in default under this lease (beyond any applicable notice and grace period provided in this lease for the cure thereof), Landlord shall contribute up to a maximum of $1,065,400.00 toward the total costs of the Tenant’s Initial Work (“Landlord’s Contribution”). Tenant acknowledges and agrees that Landlord shall be authorized to deduct from the Landlord’s Contribution the full amount of the TIW Inspection Fee and, thereupon retain or pay same to RXR C&D. With respect to the balance of the Landlord’s Contribution, Tenant may, as the Tenant’s Initial Work progresses, submit statements to Landlord from time to time, but not more often than once per month, setting forth the cost of those aspects of the Tenant’s Initial Work which have been completed through the date of such statement (such statement to be prepared in accordance with standard progress payment application forms issued by the American Institute of Architects [i.e., forms G-702 and G-703]). Each such statement shall be accompanied by a certificate from an authorized officer of Tenant requesting reimbursement for sums paid or to be paid (such requested amount, the “Requested Landlord’s Contribution Payment”) and certifying that: (1) the Requested Landlord’s Contribution Payment is on account of the Tenant’s Initial Work costs (“Open TIW Costs”) then due and payable by Tenant or theretofore paid by Tenant (but on account of which no portion of the Landlord’s Contribution has previously been paid or applied); and (2) the intended use thereof is for satisfaction of Open TIW Costs. Tenant acknowledges and agrees that the amount of each subject Requested Landlord’s Contribution Payment must not exceed either (aa) the Allowance Share (hereinafter defined) of the subject Open TIW Costs, or (bb) when aggregated with all prior payments and permitted deductions from the Landlord’s Contribution, the maximum Landlord’s Contribution amount. For purposes of this Article 5(F), the “Allowance Share” shall be a percentage to be determined in accordance with the following formula: the maximum Landlord’s Contribution amount divided by the total charge for the Tenant’s Initial Work, multiplied by 100. Within thirty (30) days following receipt of any such statement and accompanying certificate, Landlord shall pay to Tenant (or to Tenant’s Contractor(s), if and as so directed by Tenant) an amount equal to ninety (90%) percent of the subject Requested Landlord’s Contribution Payment. The ten (10%) percent portion of each Requested Landlord’s Contribution Payment not so paid to Tenant (or Tenant’s Contractor(s), as applicable) shall be retained by Landlord subject to the following provisions of this Article 5(C)(v)(i) and the total amount so retained shall hereinafter be collectively referred to as the “Retained Landlord’s Contribution”. Provided that Tenant is not then in default under this lease (beyond any applicable notice and grace period provided in this lease for the cure thereof), Landlord shall pay to Tenant the entire Retained Landlord’s Contribution within thirty (30) days following Landlord’s receipt of the last of the deliverables required of Tenant under Article 5(C)(v)(g) of this lease. The right to receive reimbursement for the cost (or a portion thereof) of the Tenant’s Initial Work as set forth herein shall be the exclusive benefit of Tenant; it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including without limitation, any Contractor materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

(j)    If Landlord shall fail to pay to Tenant any installment of the Landlord’s Contribution within thirty (30) days after same becomes due and payable pursuant to the applicable provisions of this Article 5, then, subject to the following provisions of this Article 5(C)(v)(j) regarding a dispute thereof by Landlord, Tenant shall have the right to deduct the amount owed as an offset from the installment(s) of Rent (but not additional rent) next becoming due and payable by Tenant under this lease (after giving effect to any free rent or rent credit period afforded Tenant hereunder). Notwithstanding the foregoing, however, if Landlord shall dispute the amount of Tenant’s claim or the fact that same has become due and payable to Tenant pursuant to the provisions of this Article 5, then Landlord shall give Tenant written notice specifying in reasonable detail the basis for its dispute, and in such event, Tenant may not invoke any such offset rights unless and until Tenant has obtained a final, non-appealable judgment from a Court of competent jurisdiction for such unpaid Landlord’s Contribution and Landlord shall have failed to pay the amount of the judgment within fifteen (15) days of same having become final and non-appealable (it being acknowledged and agreed that, in such event, the amount to be offset shall be limited to the amount of the final, non-appealable judgment).

(D)    Landlord, at no cost or expense to Tenant, will perform or cause Landlord’s designated contractor to perform power washing of the exterior Building façade within four (4) months following the Effective Date of this lease.

SERVICES

6.    (A)    As long as Tenant is not in default under any covenants of this lease beyond the expiration of any applicable notice and grace period, Landlord shall furnish the Demised Premises with heat and air-conditioning (in the respective seasons) and provide the Demised Premises with electricity for lighting and usual office equipment; all subject to and in accordance with the terms of Schedule “B” annexed hereto.

(B)    Also as long as Tenant is not in default under any covenants of this lease beyond the expiration of any applicable notice and grace period, Landlord shall (i) provide cleaning and maintenance service in accordance with the terms of Schedule “A” annexed hereto (including, without limitation, exterior window-cleaning service at least twice per year); (ii) passenger elevator service through not less than four (4) elevators during normal business hours (and with at least one (1) passenger elevator in operation at all times, except in the event of an emergency); and (iii) men’s and women’s restrooms on each floor of the Building with hot and cold water. In addition, Landlord shall initially continue to provide 24/7 guard service at the Building in a manner substantially consistent with Landlord’s current procedures; provided, however, that Landlord reserves the right to modify or eliminate such service, from time to time throughout the Term of this lease, if such modification or elimination is in keeping with the then current practices of other owners and operators of Class “A” office properties in Westchester County, New York.

(C)    Notwithstanding anything to the contrary contained in this Lease, Landlord shall not charge Tenant or Tenant’s Contractors for any utility costs, base Building HVAC costs or charges for any Building service (including use of the freight elevator, and the like) to the Premises during the construction of Tenant’s Initial Work and/or Tenant’s move-in to the Premises and hereby grants to Tenant and its Contractors the right to utilize the services underlying such costs as necessary and required in connection with the Tenant's Initial Work in the Premises, it being acknowledged by Tenant that (i) the provision of such services are subject to the rules and regulations promulgated by Landlord and to intermittent interruptions for reasons outside of Landlord’s control (provided that Landlord agrees to use reasonable efforts to minimize the extent of any such interruptions and to respond promptly to any requests by Tenant or Tenant’s Contractors to restore the interrupted service in question), and (ii) the means of distribution of such utility and base Building HVAC services throughout the Premises shall have been materially limited by performance of the Demo Work in accordance with the Approved Demo Plan. Notwithstanding the foregoing, whether or not the Tenant’s Initial Work and/or move-in to the Premises has been completed by the Rent Commencement Date, Tenant’s obligation to pay for energy services to the Premises, subject to and in accordance with Schedule “B” to this Lease, shall commence as of the Rent Commencement Date.

LANDLORD’S REPAIRS

7.    Landlord, at its expense (except as otherwise set forth below in this Article 7 and except as otherwise provided in Article 12 of this lease), will make or cause its designated contractor to make all necessary repairs and replacements to, and provide the maintenance (as set forth in Schedule “A”) for, the Demised Premises (excluding painting and decorating) and all exterior and structural portions of the Building (including the structural portions of the Demised Premises), all common areas and public areas and facilities of the Building and the Real Property, including an obligation to maintain the base Building plumbing, electrical, heating, ventilating and air conditioning systems in working order and in compliance with all applicable laws. Notwithstanding anything to the contrary contained herein, but expressly subject to Article 27(C) of this lease, Tenant shall directly reimburse Landlord for the cost of any such item of repair or maintenance if and to the extent the subject item of repair or maintenance was necessitated (i) by the negligence, improper care or improper use (but not ordinary wear and tear) of the Demised Premises or the common areas and facilities by Tenant or any of Tenant’s Related Parties; (ii) by the design of, the quality of materials used in connection with, or the performance or installation of any aspect of the Tenant’s Initial Work or any subsequent

Alterations (hereinafter defined) installed or constructed by or on behalf of Tenant (provided, in any such case, Tenant or parties acting by, through or under Tenant were responsible for such design and/or choosing such materials and/or such performance or installation); (iii) with respect to any Specialty Alteration (hereinafter defined) made by or on behalf of Tenant; or (iv) any item of Tenant’s Property (hereinafter defined).

(B)    Notwithstanding anything to the contrary contained in this Lease, if there exists the need for a repair in the Demised Premises for which Landlord is responsible hereunder, and Landlord has failed to either (i) commence and diligently pursue the completion of such repair or (ii) deliver written notice to Tenant disputing the necessity of, or Landlord’s responsibility for, the subject repair (either such action being herein referred to as a “Landlord Repair Response”), within twenty (20) days following written notice thereof by Tenant, then Tenant may deliver a five (5) business day notice of Tenant’s intention to arrange for the performance of the subject repair for the account of Landlord. Notwithstanding the foregoing, if the nature of the subject repair is such that it cannot be reasonable completed within such period, Landlord shall have such additional time as is necessary provided Landlord is diligently pursuing the completion of such repair. If there has still not occurred a Landlord Repair Response by the expiration of the aforementioned five (5) business day period, then Tenant may arrange for the performance of the subject repair and Landlord shall promptly reimburse Tenant for the reasonable, out-of-pocket expenses incurred by Tenant in connection therewith. However, Tenant acknowledges and agrees that (a) the exercise by Tenant of the foregoing self-help right shall be limited to the boundaries of the Demised Premises only, and (b) if any aspect(s) of the repair or restoration work would affect, touch or concern the Building systems, then Tenant shall only engage a subcontractor(s) approved by Landlord for the performance of the subject work. If Landlord shall fail to pay to Tenant any amount to be reimbursed to Tenant pursuant to this Article 7(B) within thirty (30) days after written demand therefor by Tenant (accompanied by reasonable documentary evidence of the expenses so incurred), then, subject to the following provisions of this Article 7(B) regarding a dispute thereof by Landlord, Tenant shall have the right to deduct the amount owed as an offset from the installment(s) of Rent (but not additional rent) next becoming due and payable by Tenant under this Lease. Notwithstanding the foregoing, however, if Landlord shall dispute the amount of Tenant’s claim or the fact that same has become due and payable to Tenant pursuant to the provisions of this Article 7(B), then Landlord shall give Tenant written notice specifying in reasonable detail the basis for its dispute, and in such event, Tenant may not invoke any such offset rights unless and until Tenant has obtained a final, non-appealable judgment from a Court of competent jurisdiction for the subject unpaid reimbursement and Landlord shall have failed to pay the amount of the judgment within fifteen (15) days of same having become final and non-appealable (it being acknowledged and agreed that, in such event, the amount to be offset shall be limited to the amount of the final, non-appealable judgment).

WATER SUPPLY

8.    Landlord, at its expense, shall furnish hot and cold or tempered water for lavatory and pantry purposes only.

PARKING FIELD

9.    Tenant shall have the irrevocable (during the Term) right to use, at no cost or charge to Tenant, a number of parking spaces in the Building Parking Area for the parking of automobiles of Tenant, its employees and invitees; such number to equal the greater of (i) Tenant’s Proportionate Share of all parking spaces in the Building Parking Area, or (ii) four (4) parking spaces per 1,000 square feet of rentable area of the Demised Premises. As used herein, the term “Building Parking Area” shall be deemed to mean and refer to the parking area on the Real Property designated for tenants of the Building. Use of the Building Parking Area shall be subject to the Rules and Regulations now or hereafter adopted by Landlord. Tenant shall not use nor permit any of its officers, agents or employees to use any parking spaces in excess of Tenant’s allotted number of spaces therein, provided that, subject to availability, Landlord will reasonably cooperate with Tenant should Tenant require the use of spaces in the Building Parking Area in excess of those allotted.

DIRECTORY

10.    Landlord will furnish on the building directories listings requested by Tenant, however, the total number of lines on the building directories devoted to Tenant’s listings shall not exceed Tenant’s Proportionate Share of the total number of lines on the building directories devoted to all tenants of the Building; provided, however, that if the main directory of the Building is a computer database directory, then Tenant shall have the right to any reasonable number of listings requested by Tenant. The initial listings will be made at Landlord’s expense and any subsequent changes by Tenant shall be made at Tenant’s expense. Landlord’s acceptance of any name for listing on the directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this lease, to any sublease, assignment or other occupancy of the Premises.

TAXES AND OTHER CHARGES

11.    (A)    As used in and for the purposes of this Article 11, the following definitions shall apply:

(i)    “Taxes” shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, presently existing or created hereafter, foreseen or unforeseen, and any personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and appurtenances owned by Landlord and located in, upon or used exclusively in connection with the Real Property for the operation thereof, which on the basis of any calendar year or fiscal year may be assessed, levied, confirmed, imposed upon, or become due and payable out of, or become a lien against the Real Property. If at any time during the Term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Real Property (a) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed on Landlord, or (c) a license fee measured by the rent payable by Tenant to Landlord, or (d) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes. Except as provided in the preceding sentence, Taxes shall not include any inheritance, estate, gift, franchise, corporation, net income or net profits tax assessed against Landlord from the operation of the Building. In addition, notwithstanding the foregoing, any special assessments which are permitted by the applicable governing authority to be paid in installments, shall be deemed paid by Landlord in the maximum number of permissible installments and only the minimum required annual installment may be included in Taxes during any calendar year.

(ii)    “Base Year Taxes” shall mean (x) with respect to Taxes imposed on a fiscal year basis, the Taxes actually due and payable with respect to the 2012/2013 fiscal tax year, as finally determined, and (y) with respect to Taxes imposed on a calendar year basis, the Taxes actually due and payable with respect to the 2012 calendar year, as finally determined.

(iii)    “Tax Escalation Year” shall mean (x) with respect to Taxes imposed on a fiscal year basis, any fiscal tax year following the 2012/2013 fiscal tax year which shall include any part of the Term, and (y) with respect to Taxes imposed on a calendar year basis, any calendar year after the 2012 calendar year which shall include any part of the Term.

(iv)    “Real Property” shall be the land upon which the Building stands and any part or parts thereof utilized for parking, landscaped areas or otherwise used in connection with the Building, and the Building and other improvements appurtenant thereto.

(B)    Tenant shall pay Landlord increases in Taxes levied against the Real Property as follows: If the Taxes actually due and payable with respect to the Real Property in any Tax Escalation Year shall be increased above the Base Year Taxes, then Tenant shall pay to Landlord, as additional rent for such Tax Escalation Year, a sum equal to Tenant’s Proportionate Share of said increase (“Tenant’s Tax Payment” or “Tax Payment”), which Tax Payment shall be equitably prorated for any partial Tax Escalation Years occurring during the Term.

(C)    Landlord shall render to Tenant a statement containing a computation of Tenant’s Tax Payment, which statement shall take into account the aggregate amount of Tenant’s estimated payments made on account of Tenant’s Tax Payment during such year, if applicable (“Landlord’s Statement”). Within fifteen (15) days after the rendition of the Landlord’s Statement, subject to Tenant’s audit and dispute rights set forth below, Tenant shall pay to Landlord the amount of Tenant’s Tax Payment (net of any amounts theretofore paid by Tenant on account of the subject Tenant’s Tax Payment). On the first day of each month following the rendition of each Landlord’s Statement, Tenant shall pay to Landlord, on account of Tenant’s next Tax Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Tax Payment due hereunder (after all true-ups and reconciliations have been finally determined), which sum shall be subject to adjustment for subsequent increases in Taxes. Upon Landlord receiving notice of a subsequent increase in Taxes, Landlord shall have the right to increase the monthly installments of Tenant’s Tax Payment then due from Tenant by an amount sufficient to compensate Landlord for any previous deficiencies in installments and thereafter the monthly installments shall be increased on a pro rata basis so that installments due from Tenant shall be such as to be sufficient to fully pay Tenant’s Proportionate Share of the respective Taxes at least one month prior to the due date of such Taxes.

(D)    Landlord shall endeavor to provide a Landlord’s Statement within ninety (90) days after the end of each applicable Tax Escalation Year and, in any event, shall be obligated to deliver such statement within one hundred eighty (180) days after the end of the Tax Escalation Year to which such statement corresponds. However, Landlord’s failure to render a Landlord’s Statement with respect to any Tax Escalation Year shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any future Tax Escalation Year. The obligations of Tenant under the provisions of this Article with respect to any additional rent for any Tax Escalation Year shall survive the expiration or any sooner termination of the Term so long as Landlord delivers the Landlord’s Statement within the time period required herein, it being acknowledged and agreed by Landlord that, subject to the immediately following sentence, if Landlord fails to deliver a Landlord’s Statement within one hundred eighty (180) days after the end of the Tax Escalation Year to which such statement corresponds, Landlord shall forfeit the right to require Tenant to make any additional payments above and beyond the Tenant’s Tax Payment previously made for that particular Tax Escalation Year. Nothing contained herein shall be construed as to prohibit or restrict (i) Tenant from bringing a claim to recover any alleged overpayment of its share of Taxes with respect to any Tax Escalation Year for which Landlord failed to timely (i.e., within the one hundred eighty (180) day period referenced above) deliver a Landlord’s Statement or (ii) Landlord from issuing a reconciliation Landlord’s Statement within one hundred eighty (180) days following the settlement or other resolution of any tax contest or tax certiorari proceeding affecting Taxes for any tax period included within the Term.

(E)    Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or body or with any governmental authority for the purpose of changing the Taxes. If the Taxes for any tax period upon which Base Year Taxes were calculated (any such tax period being herein referred to as a “Base Year”), and/or for any Tax Escalation Year on account of which Tenant has previously paid the corresponding Tenant’s Tax Payment, are modified by final determination of legal proceedings, settlement or otherwise, then the Tenant’s Tax Payment either for all prior Tax Escalation Years (if any Base Year is affected) or only the affected Tax Escalation Year (s) (if no Base Year is affected) shall be recalculated so as to account for the subject modification; it being acknowledged and agreed that, in so recalculating Tenant’s Tax Payment for any Tax Escalation Year, Landlord shall be entitled to include in the recalculation of Taxes for that Tax Escalation Year an allocable portion of the reasonable legal fees and expenses incurred by Landlord in connection with the subject proceedings, but only to the extent of the tax savings achieved through such proceedings. If, as a result of such recalculation, the revised Tenant’s Tax Payment applicable to a subject Tax Escalation Year is less than the Tenant’s Tax Payment actually theretofore paid by Tenant with respect to that Tax Escalation Year, then Landlord shall pay or credit to Tenant the entire amount of such difference. However, if, as a result of such recalculation, the revised Tenant’s Tax Payment applicable to a subject Tax Escalation Year is greater than the Tenant’s Tax Payment actually theretofore paid by Tenant with respect to that Tax Escalation Year, then Tenant shall pay to Landlord, as additional rent, the entire amount of such difference within thirty (30) days following written demand therefor.

(F)    Upon request therefor by Tenant, Landlord shall provide Tenant with a copy of any applicable tax bill with respect to the Real Property. If Tenant disputes Landlord’s calculation of then current Tenant’s Tax Payment, then Landlord and Tenant shall reasonably cooperate and coordinate with each other in a good faith effort to resolve the subject dispute; failing such resolution within the ninety (90) day period specified in Article 12(F) below, the dispute shall be resolved by a Third Party CPA in a manner consistent with the procedures set forth in the last three sentences of said Article 12(F).

OPERATING COST INCREASES

12.    (A)    For purposes of this lease, the terms “Operating Costs” and “Base Operating Costs” shall be defined as follows:

(i)    The term “Operating Costs” shall mean and include the aggregate of all those expenses, adjusted for ninety-five (95%) percent occupancy, to the extent incurred in respect to the operation and maintenance (whether structural or non-structural, and whether capital or non-capital in nature [but only to the limited extent permitted below in this Article 12(A)(i)]) of the Real Property in accordance with accepted principles of sound management and accounting practices as applied to the operation and maintenance of non-institutional first class office properties, including any and all of the following: salaries, wages, hospitalization, medical, surgical and general welfare benefits (including group life insurance), pension payments, payroll taxes and workmen’s compensation of and respecting employees of Landlord engaged in the operation and maintenance of the Real Property (including, among others, that of the Real Property or Building manager and such manager’s administrative staff); all insurance carried by Landlord applicable to the Real Property (including, without limitation, primary and excess liability, vehicle insurance, fire and extended coverage, vandalism and all broad form coverage, riot, strike and war risk insurance, flood insurance, boiler insurance, plate glass insurance, rent insurance and sign insurance); management fees not exceeding 3% of gross revenues; maintenance and repairs of grounds (including, without limitation, all landscaping, statuary, exhibits, displays, walks, parking and other vehicle ways and areas and common areas), underground conduits, pipes, line equipment and systems; repaving, resurfacing and painting (including line painting); removal of snow, ice, trash, garbage and other refuse; public light and power, steam, fuel (including oil and/or gas used to heat the Building), utility taxes and water and sewer rental; cleaning, cleaning supplies, uniforms and dry cleaning, and window cleaning; legal expenses (other than those for preparation of this and other leases) and accounting fees; taxes (including, without limitation, sales and use taxes); service contracts, energy providers and/or consultants, security systems and security personnel, and traffic systems and traffic personnel; telephone, telegraph and stationery; and all other customary expenses paid in connection with the operation of the Real Property. The reasonableness of the amount of any expense actually incurred by Landlord shall not be subject to dispute by Tenant so long as (i) the subject expense is properly includable within Operating Costs; and (ii) the expense was paid to an unaffiliated third party in an arms length transaction.

Notwithstanding the foregoing or anything in this Lease to the contrary, Operating Costs shall not include: (1) expenses for repairs or other work occasioned by fire or other insured casualty; (2) expenses incurred in connection with leasing and procuring new tenants; (3) interest or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases; (4) wages, salaries or other compensation paid to any executive employee of Landlord above the grade of Real Property or Building manager; and/or (5) expenditures that would be considered capital expenditures under generally accepted accounting principles, consistently applied (excluding only Savings Capital Costs [as such term is hereinafter defined]), (6) the costs of special services and utilities separately charged to particular tenants of the Building; (7) the cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facility, luncheon club, restaurant, cafeteria, retail store, sundry shop, newsstand, or concession, but only to the extent such costs exceed those which would normally be expected to be incurred had such space been general office space; (8) the cost of any items for which Landlord is reimbursed by insurance, condemnation or warranties (but only to the extent of the reimbursement); (9) the cost of any tenant improvement work, additions, improvements, changes, replacements and other items made for any new or existing tenant (excluding maintenance and repair); (10) the cost of repairs incurred by reason of fire or other casualty, except to the extent of a commercially reasonable deductible, and the cost of any repair or restoration following a condemnation; (11) any advertising and promotional expenses incurred in connection with the marketing of any rentable space; (12) any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord (Landlord agreeing to use commercially reasonable efforts to enforce and collect under any such warranties and services contracts); (13) legal and accounting expenses arising out of the construction of the improvements on the Land or the enforcement or negotiation of the provisions of any lease affecting the Real Property or Building, including without limitation this Lease, or relating to the sale, financing or refinancing of the Building or Real Property; (14) costs of environmental remediation, including the remediation of any soils or ground water or the removal of any underground storage tanks from the Real Property with respect to Hazardous Materials; (15) fines, penalties and interest assessed by a court or governmental agency to the extent such fines and penalties are based on Landlord’s violation of law or negligence in failing to perform an act or pay an amount due; (16) political contributions and dues or other contributions paid to trade associations, professional associations or the like; (17) any costs incurred in connection with the design, construction and development of the Building or incurred in connection with any alterations, additions or renovations to the Building; (18) any costs of providing services to any tenant of the Building to the extent such services are materially in excess of the services to which Tenant is entitled under this Lease; (19) rentals and other expenses incurred in leasing air conditioning systems, elevators or other equipment for the Building which would ordinarily be considered to be capital in nature; (20) any costs paid for services, materials or otherwise to a person, firm or entity related in any way to Landlord or any of its partners, affiliates, or members, to the extent such amount exceeds the amount that would be paid for such services, materials or other items at then existing market rates; (21) costs of acquiring or maintaining any art work for the Building; (22) any costs incurred by Landlord to cure current non-compliance with laws, ordinances or other governmental requirement in effect and applicable to the Building and Real Property as of the date hereof; and (23) costs of premiums or deductibles under any insurance coverage of a type not customarily maintained by owners or operators of Class “A” office buildings in Westchester County, New York.

If Landlord shall purchase any item of capital equipment or make any capital expenditure intended to result in savings or reductions in Operating Costs and which Landlord reasonably believes shall provide Tenant with the benefit of a savings or reduction in such Operating Costs based upon the advice of Landlord’s consultants (such capital costs and expenditures hereinafter called “Savings Capital Costs”), then the cost for same shall be included in Operating Costs, to the extent hereinafter set forth. Landlord shall deliver to Tenant, promptly following Tenant’s request, a copy of any concluded studies conducted by Landlord which show anticipated savings or reductions in Operating Costs as a result of any planned Savings Capital Cost. Savings Capital Costs shall be included in Operating Costs in the year in which the costs are incurred and in any subsequent years, on a straight-line basis, amortized over the useful life of such items. If any such Savings Capital Cost shall result from the lease by Landlord of capital equipment designed to result in savings or reductions in any Operating Costs, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Costs for the year in which they were incurred. Notwithstanding anything to the contrary contained herein, in no event shall the total Savings Capital Costs included in Operating Costs during the useful life of the subject capital item exceed the aggregate amount of actual savings in Operating Costs realized as a result of such capital item during the same period.

(ii)    The term “Base Operating Costs” shall mean the Operating Costs for the calendar year ending December 31, 2013 (whether or not retroactively determined).

(iii)    The term “Escalation Year” shall mean any calendar year following calendar year 2013 that shall include any part of the Term.

(B)    Tenant shall pay to Landlord increases in Operating Costs as follows: If the Operating Costs actually incurred by Landlord in any Escalation Year shall exceed the Base Operating Costs, then Tenant shall pay to Landlord, as additional rent for said Escalation Year, a sum equal to Tenant’s Proportionate Share of the difference between said Operating Costs and the Base Operating Costs (“Tenant’s Cost Payment” or “Cost Payment”), which Cost Payment shall be equitably prorated for any partial Escalation Year occurring during the Term.

(C)    Landlord shall render to Tenant a statement containing a computation of Tenant’s Cost Payment (“Landlord’s Cost Statement”) with respect to each Escalation Year occurring in whole or part during the Term of this lease. Within fifteen (15) days after rendition of Landlord’s Cost Statement relating to the first Escalation Year, Tenant shall pay to Landlord, as additional rent, the full amount of Tenant’s Cost Payment shown thereon. In addition, on the first day of each month following the rendition of each Landlord’s Cost Statement, Tenant shall pay to Landlord, on account of Tenant’s next Cost Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Cost Payment due hereunder, which sum shall be subject to adjustment for subsequent increases in Operating Costs.

(D)    All Landlord’s Cost Statements shall include the following amounts with respect to the Escalation Year to which they apply: (i) the total Operating Costs incurred by Landlord during the Escalation Year in question; (ii) Tenant’s Cost Payment for such Escalation Year; (iii) all amounts paid by Tenant during such Escalation Year on account of the subject Cost Payment; and (iv) the amount of the difference, if any, between Cost Payment for such Escalation Year and the amounts paid by Tenant during such Escalation Year on account of the subject Cost Payment. Within fifteen (15) days after the rendition of such Landlord’s Cost Statement, Tenant shall pay to Landlord, as additional rent, the amount of the difference referred to in (iv) above, if any. In addition, together with such payment, Tenant shall pay to Landlord, for each month that has transpired since the commencement of the current Escalation Year and the rendition of the subject Landlord’s Cost Statement, the difference between one-twelfth (1/12th) of the Cost Payment shown on such statements and the monthly payments toward Tenant’s Cost Payment made by Tenant for the prior months of such current Escalation Year. In addition, on the first day of each month following the rendition of the subject Landlord’s Cost Statement, Tenant shall pay to Landlord, on account of the next Tenant’s Cost Payment, one-twelfth (1/12th) of the Cost Payment shown on the subject Landlord’s Cost Statement. In the event the amounts paid by Tenant during any Escalation Year on account of the subject Cost Payment exceed the amount of the Cost Payment, Landlord shall refund or credit (except to the extent any such credit is insufficient to fully reimburse Tenant for the amount of such excess [i.e., such credit is not fully exhausted by the end of the Term], in which case Landlord shall pay) to Tenant such overcharge within fifteen (15) days after rendition of the Landlord’s Cost Statement.

(E)    Landlord shall endeavor to provide a Landlord’s Statement within ninety (90) days after the end of each applicable Escalation Year and, in any event, shall be obligated to deliver such statement within one (1) year after the end of the Escalation Year to which such statements corresponds. However, Landlord’s failure to render a Landlord’s Cost Statement with respect to any Escalation Year shall not prejudice Landlord’s right to render a Landlord’s Cost Statement with respect to any future Escalation Year. The obligations of Tenant under the provisions of this Article with respect to any additional rent for any Escalation Year shall survive the expiration or any sooner termination of the Term so long as Landlord delivers the Landlord’s Statement within the time period required herein, it being acknowledged and agreed by Landlord that, if Landlord fails to deliver a Landlord’s Cost Statement within one (1) year after the end of the Escalation Year to which such statement corresponds, Landlord shall forfeit the right to require Tenant to make any additional payments above and beyond the Tenant’s Cost Payment previously made for that particular Escalation Year. Nothing contained herein shall be construed as to prohibit or restrict Tenant from bringing a claim to recover any alleged overpayment of its share of Operating Cost payments with respect to any Escalation Year for which Landlord fails to timely (i.e., within the one year period referenced above) deliver a Landlord’s Cost Statement.

(F)    Landlord shall keep reasonably detailed records of Operating Costs for all periods covered by any Landlord’s Cost Statement. Tenant shall have the right to audit the amount of Tenant’s Cost Payment charged by Landlord for any Escalation Year, provided such audit is performed in accordance with each of the following requirements: (i) Tenant shall have made timely payment of such Tenant’s Cost Payment; (ii) Tenant has delivered written objection to Landlord as to the amount of the subject Tenant’s Cost Payment (and of Tenant’s intent to exercise its audit right hereunder) within ninety (90) days of Tenant having received the subject Landlord’s Cost Statement; (iii) such audit shall be performed by a reputable firm of certified public accountants engaged by Tenant on a fee-paid basis (as opposed to a contingency fee basis); (iv) the accounting firm engaged by Tenant must execute and deliver to Landlord an undertaking, whereby such accounting firm (a) covenants not to disclose to any person or entity (other than Tenant) any information received by or made available to such accounting firm in connection with the audit except in connection with any dispute between Tenant and Landlord arising out of Operating Costs and (b) agrees not to solicit or accept engagement by other tenants of the Building for the purpose of performing an audit on their behalf; (v) such audit is performed during regular business hours, upon prior appointment with Landlord and at Landlord’s record-keeping office; (vi) while Tenant’s auditor shall be permitted to review the applicable books and records at Landlord’s record-keeping office, no copies may be made, nor may any such books or records be removed from such record-keeping office; and (vii) such audit is completed within one hundred eighty (180) days following Tenant having received the subject Landlord’s Cost Statement. Upon presentment by Tenant of written documentation (in form and substance reasonably acceptable to Landlord) of an overcharge by Landlord, Landlord shall promptly make all proper adjustments in the form of a credit or reimbursement to Tenant. Tenant agrees to pay the cost of such certification and the investigation with respect thereto unless it is determined that the Operating Costs stated in Landlord’s Cost Statement were overstated in Landlord's favor by five percent (5%) or more, in which case Landlord shall pay the reasonable cost of same (to a maximum of $2,500). Tenant waives the right to dispute or contest, and shall have no right to dispute or contest, any matter relating to the calculation of Operating Charges (and waives the right to inspect Landlord’s records with respect thereto) with respect to each calendar year for which Landlord’s Cost Statement is given to Tenant if no claim or dispute with respect thereto is asserted by Tenant in writing to Landlord within ninety (90) days of delivery to Tenant of the original or most recent Landlord’s Cost Statement with respect thereto; provided, however, if any such audit reveals that a particular item included in Operating Costs was overstated by 5% or more, Tenant shall be entitled to re-examine Landlord’s books and records for the three (3) preceding calendar years with respect to that item only and to dispute any overstatement with respect to that item within such three (3) previous calendar years. In the event of a dispute between the parties as to the results of Tenant’s audit, Landlord and Tenant shall use good faith efforts to achieve a mutually-acceptable resolution of that dispute. If the parties do not have a mutual agreement as to the results of Tenant’s audit within ninety (90) days following Landlord’s receipt of the final audit report, then the parties shall mutually agree upon a reputable, qualified, experienced certified public accounting firm who has not represented either Landlord or Tenant (“Third Party CPA”) to resolve the dispute. If the parties are unable to agree on a Third Party CPA, the parties will ask the Westchester County, New York Chapter of the American Arbitration Association to designate an appropriate Third Party CPA. Upon mutual agreement on a Third Party CPA or designation of the Third Party CPA, Landlord and Tenant shall, within ten (10) business days thereafter, submit all materials they believe are appropriate to such Third Party CPA and the Third Party CPA shall, within thirty (30) days following its receipt of such materials, resolve the dispute. The determination of such Third Party CPA (so long as such determination is no greater than the subject amount set forth in the Landlord’s Cost Statement and no less than the subject amount resulting from Tenant’s audit) shall be final and binding upon both Landlord and Tenant and may not be challenged in any court or otherwise.

TENANT’S REPAIRS

13.    Tenant shall take good care of the Demised Premises and, subject to the provisions of Article 7 hereof, Landlord or its designated contractor, at the expense of Tenant, shall make as and when needed as a result of misuse or neglect by Tenant or Tenant’s servants, employees, agents or licensees, all repairs in and about the Demised Premises necessary to preserve them in good order and condition. Notwithstanding anything contained to the contrary in this Lease, in the event that, at any time, a supplemental air conditioning unit or units service the Demised Premises, Tenant shall, at its own cost and expense, maintain, repair and replace, as necessary, such supplemental air conditioning unit or units (and all of the components thereof). Accordingly, Tenant shall at all times obtain and keep in full force and effect for the benefit of Landlord and Tenant with Landlord’s Building heating, ventilating and air conditioning contractor, a service repair and maintenance contract with respect to any such supplemental systems and components. A copy of such contract and each renewal thereof shall upon issuance and thereafter not later than ten (10) days prior to expiration be furnished to Landlord together with evidence of payment therefor. Except as provided in Article 26 and Article 38 hereof, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Building or of Demised Premises, or in or to the fixtures, appurtenances or equipment thereof, and no liability upon Landlord for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building or of the Demised Premises, or in or to the fixtures, appurtenances or equipment thereof.

FIXTURES & INSTALLATIONS

14.    All appurtenances, fixtures, improvements, additions and other property attached to or built into the Demised Premises, whether by Landlord or Tenant or others, and whether at Landlord’s expense, or Tenant’s expense, or the joint expense of Landlord and Tenant, shall be and remain the property of Landlord. All trade fixtures, furniture, furnishings and other articles of movable personal property owned by Tenant and located within the Premises (collectively, “Tenant’s Property”) may be removed from the Premises by Tenant at any time during the Term. The respective obligations and entitlements of the parties with respect to the removal or restoration of Specialty Alterations are addressed in Article 17(A) of this lease. However, nothing contained in this lease shall be construed as to obligate Tenant to remove from the Demised Premises at the end of the Term of this lease any customary data or telecommunications wiring and cabling installed within or about the Demised Premises by or on behalf of Tenant. Tenant, before so removing Tenant’s Property (or other property that Tenant may be required to remove hereunder), shall establish to Landlord’s satisfaction that no structural damage or change will result from such removal and that Tenant can and promptly will repair and restore any damage caused by such removal without cost or charge to Landlord. Any repair made necessary as a result of such removal shall itself be deemed an Alteration (as defined in Article 15 below) within the purview of this lease. Any Tenant’s Property for which Landlord shall have granted any allowance, contribution or credit to Tenant shall, at Landlord’s option, not be so removed. All the outside walls of the Demised Premises including corridor walls and the outside entrance doors to the Demised Premises, any balconies, terraces or roofs adjacent to the Demised Premises, and any space in the Demised Premises used for shafts, stacks, pipes, conduits, ducts, utility closets, or other building facilities, and the use thereof, as well as access thereto in and through the Demised Premises for the purpose of operation, maintenance, decoration and repair, are expressly reserved to Landlord, and Landlord does not convey any rights to Tenant therein, except as expressly set forth herein, including Schedule “B” hereof. Notwithstanding the foregoing, Tenant shall enjoy full right of access to the Demised Premises through the public entrances, public corridors and public areas within the Building.

ALTERATIONS

15.    (A)    (i)    Following completion of the Tenant’s Initial Work, Tenant shall make no alterations, decorations, installations, additions or improvements (hereinafter collectively referred to as “Alterations”) in or to the Demised Premises, except in compliance with the requirements of this Article 15. Tenant may make written request to Landlord that certain Alterations be made to the Demised Premises, but all such Alterations shall be performed, if at all, (a) in the sole and absolute discretion of Landlord (provided that Landlord shall exercise such discretion reasonably with respect to any proposed Alteration that is non-structural in nature, would not have any material adverse impact on any Building system and is wholly-contained within (and not visible from outside) the Demised Premises), and (b) at the sole cost and expense of Tenant. The conditions, restrictions and requirements set forth in Article 5(C) of this lease with respect to performance of the Tenant’s Initial Work shall apply mutatis mutandis with respect to the approval and performance of any Alteration permitted to be performed by or on behalf of Tenant in or to the Demised Premises, except that (1) the construction inspection fee shall be calculated at five (5%) percent of the cost of the subject Alteration (specifically excluding the cost of any aspect of the subject Alteration that is purely cosmetic in nature [i.e., floor coverings, wall coverings and decorations], with respect to which there shall be no construction inspection fee), and (2) Landlord shall not be obligated to pay any Landlord’s Contribution or incur any other expense with respect to the subject Alteration.

(ii)    Notwithstanding anything to the contrary contained in Article 15(A)(i), Landlord’s consent shall not be required with respect to any Non-Material Alteration (hereinafter defined) having an estimated cost of completion of less than $50,000.00; provided, however, that Tenant shall provide Landlord with prior written notice of the performance of same and provided further that the applicable terms and conditions of Article 5(C) shall apply mutatis mutandis with respect to the performance of the subject Non-Material Alteration (specifically excluding, however, any Landlord approval rights over such alteration, any construction inspection or supervisory fee and any Landlord’s Contribution). As used in this Lease, the term “Non-Material Alteration” shall mean any Alteration which (a) is not structural in nature; (b) does not affect the exterior or any structural portions or components of the Building; (c) would not be visible from outside of the Premises; (d) would not require alteration of, and would not impact the usage or proper functioning of, any of the Building systems (including, without limitation, the heating, ventilation, air conditioning, plumbing, electrical, sprinkler or security systems serving the Building); (e) would not jeopardize health safety or life safety; (f) would not require a change to the certificate of occupancy for the Building; (g) would not require the issuance of a building permit or other authorization by any governmental or quasi-governmental entity exercising jurisdiction over the Building; and (h) would not cause any previously non-mandatory legal requirement to become a mandatory legal requirement with regard to the Building (including, without limitation, any such legal requirement set forth in the Americans with Disabilities Act). In addition, with respect to any proposed Non-Material Alteration having an estimated cost of completion in excess of $50,000.00, Landlord shall either grant or reasonably withhold its consent to same within three (3) business days of Tenant’s request therefor, failing which such consent shall be deemed to have been granted.

(iii)    Except as otherwise set forth in Article 15(A)(ii) above, Landlord shall endeavor to respond to any request by Tenant for Landlord’s consent to any proposed Alteration (for purposes of this Article 15(A), a “Proposed Alteration”) within fifteen (15) days following Landlord’s receipt of a fully-detailed description of same, including, without limitation, all related information and documentation required hereunder or requested by Landlord with respect to the Proposed Alteration. If Landlord shall fail to provide Tenant with a response to the Proposed Alteration within such fifteen (15) day period, then Tenant shall have the right to deliver to Landlord a Deemed Consent Warning Notice. If Landlord shall fail to provide Tenant with a response to the Proposed Alteration within five (5) business days following proper delivery of the Deemed Consent Warning Notice, then Landlord shall be deemed to have granted its consent to the Proposed Alteration, except that Landlord shall be deemed to have withheld its consent to any aspects of the Proposed Alteration that would be structural in nature, be directly visible from outside the Premises or have a material impact upon the proper functioning of any Building system.

(B)    [Intentionally Omitted]

(C)    Tenant shall not be permitted to make, or to engage a contractor or artist to make, any Alterations, decorations, installations, additions or other improvements (“Visual Alteration”) which may be considered a work of visual art of any kind, and/or which might fall within the protections of the Visual Artists Rights Act of 1990 (“VARA”) unless:

(i)    Tenant obtains, from each artist and/or contractor who will be involved in said Visual Alteration, valid written waivers of such artist’s and/or contractor’s rights under VARA in form and content reasonably acceptable to Landlord; and

(ii)    Landlord consents to such Visual Alteration in writing.

In the event that a claim is brought under VARA with respect to any Visual Alteration performed in or about the Building by or at the request of Tenant or Tenant’s agents or employees, Tenant shall indemnify and hold harmless Landlord against and from any and all such claims. If any action or proceeding shall be brought against Landlord by reason of such claim under VARA, Tenant agrees that Tenant, at its expense, will resist and defend such action or proceeding and will employ counsel satisfactory to Landlord therefor. Tenant shall also pay any and all damages sustained by Landlord as a result of such claim, including, without limitation, reasonable attorney’s fees and the cost to Landlord of complying with VARA protections (which shall include damages sustained as a result of Landlord’s inability to remove Visual Alterations from the Premises). Failure of Tenant to strictly comply with the provisions of this Article 15(C) shall be deemed a default under this lease, and Landlord shall be entitled to pursue all appropriate remedies provided herein, as well as at law or in equity. The provisions of this Article 15(C) shall survive the expiration or sooner termination of this lease.

REQUIREMENTS OF LAW

16.    (A)    From and after the Rent Commencement Date, Tenant, at Tenant’s sole cost and expense, shall comply with all mandatory requirements of statutes, laws, ordinances, orders, regulations and notices of Federal, State, County and Municipal authorities, and with all directions, pursuant to law, of all public officers, which shall impose any duty upon Landlord or Tenant with respect to the Demised Premises or the use or occupation thereof by Tenant or any of Tenant’s Related Parties, except that Tenant shall not be required to make any structural or non-structural alterations in order so to comply unless such alterations shall be necessitated or occasioned, in whole or in part, (i) subject to the provisions of Article 27(C) of this lease, by the negligence or willful misconduct of Tenant or any person claiming through or under Tenant or any of their servants, employees, contractors, agents, visitors or licensees, (ii) by the specific manner of use or occupancy of the Demised Premises by Tenant, or any such person (as opposed to a generic office usage), or (iii) in connection with the Tenant’s Initial Work or any subsequent Alterations made by or on behalf of Tenant (including, without limitation, the design, implementation or performance thereof and/or the materials used in connection therewith), except to the extent such compliance alterations are required as a result of work actually performed by Landlord or its agents, employees or contractors; where, in any of such events, such alterations shall be made by Landlord at Tenant’s sole, but reasonable, cost and expense. To the extent non-compliance therewith would adversely affect the ability of Tenant to use and enjoy the Demised Premises, the Building Parking Area or reasonable means of access thereto, and provided such compliance is not made the responsibility of Tenant pursuant to the preceding provisions of this Article 16(A), Landlord shall, at Landlord’s expense, comply with and shall cause the Building, the Demised Premises and the common areas of the Real Property to be in compliance with all mandatory requirements of present and future statutes, laws, ordinances, notices, rules, regulations, orders and directives of all Federal, state, city and municipal authorities applicable to the Building and common areas of the Real Property, including without limitation the Americans with Disabilities Act (ADA).

(B)    Tenant shall keep or cause the Premises to be kept free of Hazardous Materials (hereinafter defined), provided that Tenant may use and store in accordance with all Environmental Laws (hereinafter defined) reasonable quantities of standard cleaning and office materials as may be reasonably necessary for Tenant to conduct normal general office use operations in the Premises. Without limiting the foregoing, Tenant shall not cause or permit the Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable Federal, State and Local laws or regulations, nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or any person or entity claiming through or under Tenant or any of their employees, contractors, agents, visitors or licensees (collectively, “Related Parties”), a release of Hazardous Materials onto the Premises or onto any other property in violation of Environmental Laws. Tenant shall comply with and ensure compliance by all Related Parties with all applicable Federal, State and Local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all Related Parties obtain and comply with, any and all approvals, registrations or permits required thereunder. In the event Tenant or any Tenant’s Related Parties generate, use, release, store or dispose of Hazardous Materials in violation of the provisions hereof, Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial removal and other actions necessary to clean up and remove such Hazardous Materials, on, from, or affecting the Premises (a) in accordance with all applicable Environmental Laws, and (b) to the reasonable satisfaction of Landlord, and (ii) defend, indemnify, and hold harmless Landlord, its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, release, or threatened release of such Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; and/or (d) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of Landlord which are based upon or in any way related to such Hazardous Materials, including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. In the event this lease is terminated, or Tenant is dispossessed, Tenant shall deliver the Premises to Landlord free of any and all Hazardous Materials that were introduced by Tenant or any of Tenant’s Related Parties. For purposes of this paragraph, “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, State or Local environmental law, ordinance, rule, or regulation (collectively, “Environmental Laws”). Tenant’s obligations under this Article 16(B) shall survive the expiration or earlier termination of the term of this lease.

(C)    Landlord does hereby represent and warrant to Tenant that, to the actual knowledge of Landlord (without inquiry or investigation) as of the Effective Date, there are no outstanding violations of Environmental Laws at the Building or the Real Property. In the event that a legal violation involving Hazardous Materials now exists or arises in the future for which Tenant is not responsible under this lease and which adversely affects Tenant’s use of the Demised Premises, Landlord hereby covenants to address such legal violation in the manner required by applicable law. Notwithstanding the foregoing, if the subject legal violation has been caused by the act or omission of a third party, then Landlord may seek to cause such third party to address such legal violation. Landlord shall not cause or authorize any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Building or the Real Property, provided that Landlord may use and store in accordance with all Environmental Laws reasonable quantities of any and all materials customarily used in connection with the operation, maintenance, use and enjoyment of a multi-tenanted office building and property. Landlord shall indemnify and hold Tenant, its officers, directors, employees and agents harmless from and against any damage, injury, loss, liability, charge, demand, penalty or claim of whatever kind or nature, known or unknown, contingent or otherwise, based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials which are present in the Building or on the Real Property as of the date of this Lease and of which Landlord had actual knowledge or with respect to any Hazardous Materials generated, used, released, stored or disposed of by Landlord or any of its agents, representatives, contractors or employees in or about the Building or Real Property, whether before or after the Effective Date. Landlord’s indemnification obligations under this Article 16(C) shall survive the expiration or earlier termination of the term of this lease.

(D)    Each of Landlord and Tenant represents to the other that as of the date of this lease, and Tenant covenants that throughout the Term of this lease: (i) the representing party is not, and shall not be, an Embargoed Person, (ii) none of the funds or other assets of the representing party are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (iii) no Embargoed Person shall have any interest of any nature whatsoever in the representing party, with the result that the investment in the representing party is or would be blocked or prohibited by law or that this lease and performance of the obligations hereunder are or would be blocked or in violation of law and (iv) none of the funds of the representing party are, or shall be derived from, any activity with the result that the investment in the representing party is or would be blocked or in violation of law or that this lease and performance of the obligations hereunder are or would be in violation of law. “Embargoed Person” means a person, entity or government (a) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (b) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this lease is or would be in violation of law and/or (c) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority. If any representation made by a representing party pursuant to this Article 16(D) shall become untrue, then that party shall within 10 days after becoming aware of same give written notice thereof to the other party, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies. Notwithstanding the foregoing to the contrary, Landlord acknowledges that tenant’s parent, Prestige Brands Holdings, Inc., a Delaware corporation (“Tenant’s Parent”), is a publicly-traded company and that Tenant makes no representations or warranties under this Article 16(D) with respect to Tenant’s Parent’s shareholders, including without limitation whether any such shareholders do or do not constitute “Embargoed Persons”.

END OF TERM

17.    (A)    Upon the expiration or other termination of the Term of this lease, Tenant shall, at its own expense, quit and surrender to Landlord the Demised Premises, broom clean, in good order and condition, ordinary wear, tear and damage by fire or other insured casualty excepted, and Tenant shall remove all of Tenant’s Property and shall pay the cost to repair all damage to the Demised Premises or the Building occasioned by such removal. All fixtures, and all paneling, partitions, railings, staircases and like installations, installed in the Demised Premises, at any time, by or on behalf of Tenant, shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises, except with respect to Specialty Alterations (hereinafter defined). Unless Landlord elects, by written notice to Tenant delivered within fifteen (15) days following Tenant’s request for such election by Landlord (or not less than six (6) months prior to the Expiration Date, if no such election request is made by Tenant), to permit any subject Specialty Alteration to remain upon the Demised Premises upon expiration or termination of this lease, then such Specialty Alteration must be removed, and the affected area restored, at Tenant’s expense, it being acknowledged and agreed by Landlord that nothing contained in this lease shall be construed as to obligate Tenant to remove from the Demised Premises at the end of the Term of this lease any customary data or telecommunications writing and cabling installed within or about the Demised Premises by or on behalf of Tenant. If Landlord does elect to permit a subject Specialty Alteration to remain upon the Demised Premises upon expiration or termination of this lease, then Tenant shall not be obligated to remove the subject Specialty Alteration from the Demised Premises. As used herein, the term “Specialty Alteration” shall be deemed to mean any non-building-standard, specialty or unusual alterations, construction or installations installed by or on behalf of Tenant in the Demised Premises or the Building (such as, without limitation, interior staircases, raised flooring, vaults and safes, wall systems, rolling files, cooking facilities, generators, uninterrupted power supply systems and other installations and equipment and the like on or in any portion of the building); provided, however, that in addition to the categories of Specialty Alterations specifically identified above in this sentence, Landlord shall have the right and option to designate as a Specialty Alteration other non-standard installations or alterations proposed by Tenant, provided Landlord makes such designation in written notice to Tenant by Landlord simultaneously with Landlord’s response to a request by Tenant for Landlord’s consent to the subject Alteration. Any property not removed from the Premises shall be deemed abandoned by Tenant and may be retained by Landlord, as its property, or disposed of in any manner deemed appropriate by the Landlord. Any expense incurred by Landlord in removing or disposing of such property shall be reimbursed to Landlord by Tenant on demand. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover or summary proceeding which Landlord may institute to enforce the foregoing provisions of this Article. If the last day of the Term of this lease or any renewal hereof falls on Saturday, Sunday or a legal holiday, this lease shall expire on the immediately preceding business day. Tenant’s obligations under this Article 17 shall survive the Expiration Date or sooner termination of this lease.

(B)    In the event of any holding over by Tenant after the expiration or termination of this lease without the consent of Landlord, Tenant shall:

(i)    in consideration of Tenant’s use and occupancy of the Demised Premises for each month of the holdover period, pay to Landlord an amount equal to one hundred fifty percent (150%) percent of the Rent payable by Tenant for the last full calendar month prior to the Expiration Date. In addition, Tenant shall otherwise observe, fulfill and perform all of its obligations under this lease, including but not limited to, those pertaining to additional rent, in accordance with its terms;

(ii)    be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Premises by reason of the holdover by Tenant; and

(iii)    be liable to Landlord for any damages suffered by Landlord as the result of Tenant’s failure to surrender the Premises.

No holding over by Tenant after the Term shall operate to extend the Term.

The holdover, with respect to all or any part of the Premises, of a person deriving an interest in the Premises from or through Tenant, including, but not limited to, an assignee or subtenant, shall be deemed a holdover by Tenant.

Notwithstanding anything in this Article contained to the contrary, the acceptance of any payments made by Tenant pursuant to this Paragraph 17(B), shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof. The preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import.

QUIET ENJOYMENT

18.    Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and additional rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises during the Term of this lease without hindrance or molestation by anyone claiming by or through Landlord, subject, nevertheless, to the terms, covenants and conditions of this lease including, but not limited to, Article 23. Subject to all applicable terms, covenants and conditions of this lease, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

SIGNS

19.    Tenant shall not place any signs or lettering of any nature on or in any window or on the exterior of the Building or elsewhere within the Demised Premises such as will be visible from the street, nor may Tenant place any sign or lettering in the public corridors or on the doors, except where Tenant has obtained the prior written consent of Landlord to the placing, style and content of such sign or lettering and all sources constructing or furnishing such sign or lettering. Notwithstanding the foregoing, prior to the Rent Commencement Date (so long as Tenant timely provides Landlord with the information necessary to design the subject name plaque), Landlord shall install, at

Landlord’s sole cost and expense, on or to the side of the entrance door to the Demised Premises, a Building-standard name plaque, identifying Tenant and, if consistent with the Building-standard tenant identification pattern used on the floor or wing of the Building on or in which the Demised Premises is located, Tenant’s suite number. In addition, if a floor directory is in place on such wing or floor, then Landlord shall also display Tenant’s name and, if applicable, suite number on that floor directory. Subsequent changes (if any) to such name plaque or floor directory display shall be made by Landlord at Tenant’s sole cost and expense.

RULES AND REGULATIONS

20.    Tenant and Tenant’s agents, employees, visitors, and licensees shall faithfully observe and comply with, and shall not permit violation of, the Rules and Regulations set forth on Schedule “C” annexed hereto and made part hereof, and with such further reasonable Rules and Regulations as Landlord at any time may make and communicate in writing to Tenant which, in Landlord’s judgment, shall be necessary for the reputation, safety, care and appearance of the Building and the land allocated to it or the preservation of good order therein, or the operation or maintenance of the Building, and such land, its equipment, or the more useful occupancy or the comfort of the tenants or others in the Building. Landlord shall not be liable to Tenant for the violation of any of said Rules and Regulations, or the breach of any covenant or condition, in any lease by any other tenant in the Building. However, Landlord hereby covenants and agrees that it shall not enforce the Rules and Regulations in a manner designed to unfairly discriminate against Tenant.

RIGHT TO SUBLET OR ASSIGN

21.    (A)    Except as expressly provided herein, Tenant shall not assign this lease nor sublet the Demised Premises or any part thereof, by operation of law or otherwise, including, without limitation, an assignment or subletting as defined in Article 21(D) below, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld. Tenant may assign this lease or sublet all or a portion of the Demised Premises with Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (it being stipulated and agreed by the parties that all conditions contained in this Article 21 are reasonable), provided:

(i)    That such assignment or sublease is for a use which is in compliance with this lease, the then existing zoning regulations and the Certificate of Occupancy for the Building;

(ii)    That, at the time of such assignment or subletting, there is no Event of Default under the terms of this lease on Tenant’s part;

(iii)    That, in the event of an assignment, the assignee shall assume in writing the performance of all of the terms and obligations of this lease;

(iv)    That a duplicate original of said assignment or sublease shall be delivered to Landlord at the address herein set forth within ten (10) days from the execution of said assignment or sublease and within ninety (90) days of the date that Tenant first advises Landlord of the name and address of the proposed subtenant or assignee, as required pursuant to Article 21(B) hereof;

(v)    Such assignment or subletting shall not, however, release assigning or subletting person or entity or any guarantor of this lease (unless a replacement guarantor with financial wherewithal acceptable to Landlord, in its sole and absolute discretion, is provided in connection with any such assignment or subletting, in which event the guarantor [but not the assignor or sublessor] would be released with respect to obligations or liabilities accruing after the effective date of the subject assignment or sublease), or any of their respective successors, from their liability for the full and faithful performance of all of the terms and conditions of this lease;

(vi)    If this lease is assigned, whether or not in violation of the provisions of this lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof is sublet or is used or occupied by anybody other than Tenant, whether or not in violation of this lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Article, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this lease. The consent by Landlord to assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article. References in this lease to use or occupancy by others, that is anyone other than Tenant, shall not be construed as limited to subtenants and those claiming under or through sub-tenants but as including also licensees and others claiming under or through Tenant, immediately or remotely;

(vii)    That, in the event Tenant shall request Landlord’s consent to a proposed assignment of this lease or proposed sublease of all or a portion of the Demised Premises, Tenant shall pay or reimburse to Landlord the reasonable attorney fees incurred by Landlord in processing such request (not to exceed $1,000 for the initial draft and up to one redraft of the consent instrument); and

(viii)    That each sublease shall be subject and subordinate to this lease and to the matters to which this lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this lease; and Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease (with it being agreed, however, that Landlord shall cure, at no expense to the subject subtenant, any default that remains uncured as of the date of attornment if such default directly relates to the physical condition of the Demised Premises [excluding personal property] or the base Building services thereto), (b) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (c) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one month’s rent and additional rent under such sublease, (d) bound to return such subtenant’s security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (e) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this lease. The provisions of this Article 21(A)(viii) shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment. Unless the subject default was made by Landlord with respect to an obligation owed to Tenant under this Lease, Tenant shall reimburse Landlord for the costs actually and reasonably incurred by Landlord in curing any default of the type referenced above in clause (a) of this Article 21(A)(viii); such obligation of Tenant to survive any expiration or termination of this Lease.

(B)    (i)    Notwithstanding anything contained in this Article 21 to the contrary, no assignment of this lease (other than an assignment of the nature addressed in Article 21(C) of this lease) or subletting of the entire Demised Premises (other than a subletting of the nature addressed in Article 21(C) of this lease) shall be made by Tenant in any event until Tenant has offered (a “Total Recapture Offer”) to terminate this lease and surrender and vacate the entire Demised Premises as of an Effective Recapture Date. An “Effective Recapture Date” shall be a date selected by Tenant, provided that such date must be the last day of a calendar month during the Term and must be a date no later than the date that was scheduled as the effective date of such proposed assignment or the commencement date of such proposed sublease.

(ii)    Also notwithstanding anything to the contrary contained in this Article 21, no subletting of any portion of the Demised Premises (such portion being hereinafter referred to as the “Recapture Space”) shall be made by Tenant in any event until Tenant has offered (a “Partial Recapture Offer”) to terminate this lease (as it relates to the Recapture Space only) and surrender and vacate the entire Recapture Space as of an Effective Recapture Date. If Landlord accepts a Partial Recapture Offer, Landlord and Tenant shall enter into an amendment of this lease, whereby (a) the Demised Premises is redefined so as to exclude therefrom the subject Recapture Space, (b) Landlord, at Tenant’s expense, will perform all construction work necessary and appropriate to separately demise the Recapture Space from the balance of the Demised Premises in accordance with all legal requirements, and (c) all other provisions of this lease that are contingent upon the size of the Demised Premises (e.g., Tenant’s Proportionate Share; Rent; number of parking spaces allotted to Tenant) are proportionately reduced (on the basis of the reduced rentable square footage of the Demised Premises).

(iii)    Notwithstanding anything to the contrary contained in Article 21(B)(ii) above, if the rentable area of the subject Recapture Space (when aggregated with all other portions of the Demised Premises, if any, then sublet by Tenant) constitutes more than eighty-five (85%) percent of the total rentable area of the Demised Premises, then Landlord shall have the option of treating the subject Partial Recapture Offer as a Total Recapture Offer and, in the event Landlord makes such election, the provisions of Article 21(B)(i) shall apply with respect thereto.

(iv)    Also notwithstanding anything to the contrary contained in Article 21(B)(ii) above, if (a) regardless of the rentable area of the subject Recapture Space, the term of the proposed sublease (including all renewal options to be granted to the subject subtenant) would expire with more than one (1) year then remaining on the then current Term of this lease (excluding any unexercised Renewal Term) as of the date of commencement of the term of the sublease, or (b) regardless of the length of the term of the proposed sublease, the rentable area of the subject Recapture Space (when aggregated with all other portions of the Demised Premises, if any, then sublet by Tenant) constitutes less than thirty-five (35%) percent of the total rentable area of the Demised Premises, then, in either such event, Tenant shall not be required to make any such offer to terminate this lease, whether in whole or in part, in connection with the proposed subletting of the subject Recapture Space.

(v)    Simultaneously with any such Total Recapture Offer or Partial Recapture Offer, as applicable, Tenant shall advise the Landlord, in writing, of the name and address of the proposed assignee or subtenant, a reasonably detailed statement of the proposed subtenant/assignee’s business, reasonably detailed financial references, and all the terms, covenants, and conditions of the proposed sublease or assignment. If Landlord shall fail or decline to deliver to Tenant written notice of acceptance of a subject Total Recapture Offer or Partial Recapture Offer, as applicable, within thirty (30) days following receipt by Landlord of the information and documentation required pursuant to the preceding sentence, then Landlord shall be deemed to have rejected the subject Total Recapture Offer or Partial Recapture Offer, as applicable, and Tenant shall then be entitled to proceed with the proposed assignment or subletting subject to and in accordance with the terms and conditions of this Article 21 (including, without limitation, the requirement for obtaining Landlord’s consent thereto [unless not required pursuant to the provisions of Article 21(C) hereof]). Notwithstanding anything to the contrary contained in the first sentence of this Article 21(B)(v), Tenant shall have the right and option of submitting a Total Recapture Offer or Partial Recapture Offer, as applicable, without identifying the name and address of the proposed assignee or subtenant; provided, however, that if the subject Total Recapture Offer or Partial Recapture Offer, as applicable, is rejected or deemed to have been rejected by Landlord, then prior to the effective date of the proposed assignment or sublease, Tenant will be obligated to make a secondary Total Recapture Offer or Partial Recapture Offer, as applicable, in which Tenant does identify the name and address of the proposed assignee or subtenant, as applicable. With respect to such a secondary Total Recapture Offer or Partial Recapture Offer, as applicable, Landlord shall be deemed to have rejected same if Landlord fails or declines to deliver to Tenant written notice of acceptance of the subject secondary Total Recapture Offer or Partial Recapture Offer, as applicable, within five (5) business days following receipt by Landlord of the name and address of the proposed assignee or subtenant, as applicable.

(C)    Notwithstanding anything to the contrary contained herein, Tenant, without Landlord’s consent (but upon prior written notice to Landlord), may assign or transfer its entire interest in this lease and the leasehold estate hereby created, or sublet all or any portion of the Demised Premises, in either case to an “affiliate” of Tenant or to a “successor corporation” of Tenant, as such terms are hereinafter defined, provided that (i) Tenant shall not be in default in any of the terms, covenants, conditions and agreements of this lease beyond the expiration of any applicable notice and grace period provided in this lease for the cure thereof, including but not limited to the payment of the fixed rent or additional rent payable by Tenant hereunder; (ii) in the event of an assignment, the assignee agrees, in a signed writing, to assume all obligations and liabilities of Tenant under this lease or, in the event of a sublease, the subtenant executes and delivers to Landlord a written confirmation and undertaking of subordination and contingent attornment; and (iii) the assignor or sublessor, as applicable, shall not be released or relieved from or of any liabilities or obligations of Tenant under this lease, whether relating to actions, omissions or events occurring prior to or after the effective date of the assignment. An “affiliate” of Tenant shall mean any corporation which directly or indirectly controls or is controlled by or is under common control with Tenant. For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any corporation, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, or by contract or otherwise. A “successor corporation” shall mean (a) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or consolidation, or (b) a corporation acquiring this lease and the term hereby demised, the goodwill and all or substantially all of the other property and assets of Tenant, its corporate successors or assigns, and assuming all or substantially all of the liabilities of Tenant, its corporate successors and assigns, or (c) any corporate successor to a successor corporation becoming such by either of the methods described in Clauses (a) and (b); provided that, immediately after giving effect to any such merger or consolidation, or such acquisition and assumption as the case may be, the corporation surviving such merger or created by such consolidation or acquiring such assets and assuming such liabilities, as the case may be, shall have assets, capitalization, and a net worth as determined in accordance with generally accepted principles of accounting at least equal to the assets, capitalization and net worth, similarly determined, of Tenant immediately prior to such merger or consolidation or such acquisition and assumption, as the case may be. The acquisition by Tenant, its corporate successors or assigns, of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed to be a merger of such corporation into Tenant for the purpose of this provision. As used in this provision, the words “corporation”, “corporate” and similar words shall include other business forms such as limited liability companies, and the words “voting stock” and “voting securities” shall include other forms of ownership such as limited liability company membership interests. Notwithstanding anything to the contrary contained herein, the purported subletting of all or any portion of the Demised Premises to the purchaser of all or substantially all of the assets of Tenant shall require the prior written consent of Landlord, which consent (in such event) may be conditioned or withheld in Landlord’s sole and absolute discretion.

(D)    For purposes of this Article 21, (i) the transfer of a majority of the issued and outstanding stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total equitable ownership interest in any tenant of another business form, or of a subtenant of such business form, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this lease, or of such sublease, as the case may be; provided, however, that if Tenant’s (or Tenant’s Parent’s) stock is publicly traded, the purchasing and selling of such stock on a public exchange (e.g. the NYSE) shall not be deemed an assignment for the purposes hereof; (ii) any person or legal representative of Tenant, to whom Tenant’s interest under this lease passes by operation of law or otherwise, shall be bound by the provisions of this Article 21; and (iii) a material modification or amendment of a sublease shall be deemed a sublease.

(E)    Whenever Tenant shall claim under this lease that Landlord has unreasonably withheld or delayed its consent to some request of Tenant, Tenant shall have no claim for damages by reason of such alleged withholding or delay, and Tenant’s sole remedy thereof shall be a right to obtain specific performance or injunction but in no event with recovery of damages.

(F)    Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest under this lease without Landlord’s prior written consent.

(G)    Without affecting any of its other obligations under this lease, except with respect to any permitted assignment or subletting under Article 21(C) hereof, Tenant will pay to Landlord, as additional rent, one-half (50%) of any sums or other economic consideration, which (i) are due and payable to Tenant as a result of any permitted assignment or subletting whether or not referred to as rentals under the assignment or sublease (after deducting therefrom the reasonable costs and expenses incurred by Tenant in connection with the assignment or subletting in question provided such costs were approved by Landlord when it approved the assignment or sublease); and (ii) with respect to a sublease only, exceed in total the sums which Tenant is obligated to pay Landlord under this lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such assignment or sublease), it being the express intention of the parties that Landlord and Tenant shall share equally in any profit by reason of such sublease or assignment. The failure or inability of the assignee or subtenant to pay rent pursuant to the assignment or sublease will not relieve Tenant from its obligations to Landlord under this Article 21(G). Tenant will not amend the assignment or sublease in such a way as to reduce or delay payment of amounts which are provided in the assignment or sublease approved by Landlord.

(H)    Landlord agrees that it shall not unreasonably withhold its consent to a subletting or assignment requiring Landlord’s consent in accordance with the terms of this Article 21. In determining reasonableness, there shall be taken into account the character and reputation of the proposed subtenant or assignee, the specific nature of the proposed subtenant’s or assignee’s business and whether same is in keeping with other tenancies in the Building; the financial standing of the proposed subtenant or assignee; and the impact of all of the foregoing upon the Building and the other tenants of Landlord therein. Landlord shall not be deemed to have unreasonably withheld its consent if it refuses to consent to a subletting or assignment to an existing tenant in any building which is owned or operated by Landlord or its affiliate or to a proposed subtenant or assignee with whom Landlord or any such affiliate is negotiating (or had been negotiating within the preceding year), or, if at the time of Tenant’s request, Tenant is in default, beyond applicable grace and notice periods provided herein for the cure thereof, of any of the terms, covenants and conditions of this lease to be performed by Tenant. At least thirty (30) days prior to any proposed subletting or assignment requiring Landlord’s consent hereunder, Tenant shall submit to Landlord a written notice of the proposed subletting or assignment, which notice shall contain or be accompanied by the following information (collectively, a “Transfer Package”):

(a)    the name and address of the proposed subtenant or assignee;

(b)    the nature and character of the business of the proposed subtenant or assignee and its proposed use of the premises to be demised;

(c)    the most recent three (3) years of balance sheets and profit and loss statements of the proposed subtenant or assignee or other financial information reasonably satisfactory to Landlord; and

(d)    a fully-executed original of the proposed sublease or assignment of lease, the effectiveness of which may be conditioned upon Landlord’s consent.

Without limiting the right of Landlord to withhold its consent to any proposed assignment of this lease or subletting of all or any portion of the Demised Premises, Tenant specifically acknowledges and agrees that it and anyone holding through Tenant shall not sublet or assign all or any portion of the Demised Premises to any subtenant or assignee who will use the Demised Premises or a portion thereof for any of the following designated uses nor for any other use which is substantially similar to any one of the following designated uses:

(i)    federal, state or local governmental division, department or agency which generates heavy public traffic, including, without limitation, court, social security offices, labor department office, drug enforcement agency, motor vehicle agency, postal service, military recruitment office;

(ii)    union or labor organization;

(iii)    office for the practice of medicine, dentistry or the rendering of other health related services where patients are treated;

(iv)    chemical or pharmaceutical company; provided, however, that the subletting or assignment to such a company which will use the premises only for executive, general and sales offices and waive the right to conduct any research and development shall not be prohibited;

(v)    insurance claims office, including, but not limited to, unemployment insurance or worker’s compensation insurance; or

(vi)    securities brokerage firm engaged in a Boiler Room Operation (hereinafter defined). The parties acknowledge and agree that, for purposes of this lease, Tenant shall be deemed to be engaged in a “Boiler Room Operation” where any of the following is true: (i) the majority of the securities sold or purchased, or solicited for offers of sale or purchase, in connection with Tenant’s business at the Demised Premises are so-called “penny stocks”; (ii) the population density of the Demised Premises is greater than one (1) person per 150 square feet of rentable area of the Demised Premises; or (iii) Tenant is subject to the requirements of the National Association of Securities Dealers (NASD) “Taping Rule” (i.e., NASD Rule 3010).

(I)    Landlord shall endeavor to respond to any request by Tenant for Landlord’s consent to any proposed assignment of this Lease or subletting of all or any portion of the Demised Premises (for purposes of this Article 21(I), a “Proposed A&S Transaction”) within twenty (20) days following Landlord’s receipt of a complete Transfer Package with respect to the Proposed A&S Transaction. If Landlord shall fail to provide Tenant with a response to the Proposed A&S Transaction within such twenty (20) day period, then Tenant shall have the right to deliver to Landlord a Deemed Consent Warning Notice (as such term is defined in Article 56 of this Lease) with respect to the Proposed A&S Transaction. If Landlord shall fail to provide Tenant with a response to the Proposed A&S Transaction within seven (7) business days following proper delivery of the Deemed A&S Consent Warning Notice, then Landlord shall be deemed to have granted its consent to the Proposed A&S Transaction.

(J)    Notwithstanding anything contained in this Article 21 to the contrary, and without the requirement of Landlord’s consent thereto and without implicating Landlord’s option under Article 21(B), Tenant may permit the use and occupancy during the Term of this lease of all or any portion or portions of the Demised Premises by employees of any entity that controls, is controlled by or is under common control with Tenant (each, a “Permitted Entity”) for the uses permitted under this lease, and for no other purpose, provided, and upon the condition that:

(i)    Tenant hereby acknowledges and agrees that the privileges afforded to a Permitted Entity hereunder shall be automatically revoked immediately upon the sooner to occur of (a) Tenant electing to effectuate such revocation; or (b) the expiration or sooner termination of this lease;

(ii)    Such use and occupancy shall be subject to all the terms, covenants, conditions and restrictions of this lease relating to Tenant’s use and enjoyment of the Demised Premises (except that no Permitted Entity shall have the right to make any Alterations, display any signage or permit any other person to use any portion of the Demised Premises), but no Permitted Entity shall be deemed to have any privity of estate or contract with Landlord);

(iii)    Such use and occupancy shall in no way increase, amend, modify or extend Landlord’s obligations or liabilities under this lease in any way whatsoever, or diminish, restrict, limit, forfeit or waive any of Landlord’s rights or remedies under this lease in any way whatsoever. Without limiting the generality of the foregoing, Landlord shall not be required to deliver any notices to any Permitted Entity;

(iv)    Such use and occupancy shall in no way give to any Permitted Entity any rights or remedies against Landlord, and Tenant shall indemnify and hold Landlord harmless from and against any and all, actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including, without limitation, court costs and reasonable legal fees and disbursements for which Landlord is liable) arising under or out of or in connection with or resulting from such use and occupancy;

(v)    At no time shall any Permitted Entity pay to or on behalf of Tenant any base rent, additional rent, charges or other consideration for using portions of the Demised Premises in excess of the corresponding amounts payable hereunder by Tenant (on a per rentable square foot basis), but Tenant may charge such Permitted Entity for using any of the support services being provided to it (such as receptionists, secretaries, telecommunications, photocopying, delivery services, etc.) at Tenant’s cost;

(vi)    Tenant shall remain fully liable for the payment of all Rent and additional rent due and to become due under this lease and for the performance and observance of all of the terms, covenants and conditions contained in this lease on Tenant’s part to perform or observe, and all acts or omissions by the Permitted Entities or anyone claiming under or through Tenant or any of the Permitted Entities which shall be a default under this lease, shall be deemed to be a default by Tenant; and

(vii)    Such use and occupancy shall not be deemed a waiver of Landlord’s rights under this lease to consent to the use or occupancy of the Demised Premises (or any portion thereof) by any other person or entity or to the assignment of this lease or the subletting of the Demised Premises (or any portion thereof).

LANDLORD’S ACCESS TO PREMISES

22.    (A)    Landlord or Landlord’s agents shall have the right to enter and/or pass through the Demised Premises at all reasonable times on reasonable notice (i.e., at least twenty-four (24) hours advanced notice, unless lesser notice is then accepted by Tenant), except in an emergency, to examine the same, and to show them to ground lessors, mortgagees or prospective purchasers, ground lessors or mortgagees, and to make such repairs, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon and/or through said Demised Premises that may be required therefor, so long as such rights exercised by Landlord do not unreasonably interfere with the conduct of Tenant’s business from the Premises or unreasonably compromise Tenant’s access thereto. During the twelve (12) months prior to the expiration of the Term of this lease, unless Tenant has sent a renewal exercise notice in accordance with Article 51 hereof, and the renewal term is pending or any renewal term, Landlord may exhibit the Demised Premises to prospective tenants or purchasers at all reasonable hours upon reasonable notice to Tenant and without unreasonably interfering with Tenant’s business. If Tenant shall not be personally present to open and permit an entry into said premises at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or, in the event of an emergency, forcibly, without rendering Landlord or such agent liable therefor (if during such entry Landlord or Landlord’s agents shall afford reasonable care to Tenant’s property).

(B)    Landlord shall also have the right, at any time, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building; provided, however, that Landlord shall make no change in the arrangement and/or location of entrances or passageways or other public parts of the Building which will adversely affect in any material manner Tenant’s use and enjoyment of the Demised Premises or will eliminate all reasonable means of Tenant’s access to the Building and Premises or Tenant’s reasonable access to and use of the number of parking spaces in the Building Parking Area granted hereunder. Landlord shall also have the right, at any time, to name the Building, including, but not limited to, the use of appropriate signs and/or lettering on any or all entrances to the Building, and to change the name, number or designation by which the Building is commonly known, subject to the restrictions set forth in Article 55 hereof.

(C)    Neither this lease nor any use by Tenant shall give Tenant any right or easement to the use of any door or passage or concourse connecting with any other building or to any public conveniences (unless use thereof is absolutely necessary to gain access to and from the Demised Premises and/or to and from the Building Parking Area, in which case such right shall expire upon the expiration or sooner termination of this lease or sooner termination of such absolute necessity), and the use of such doors and passages and concourse and of such conveniences may be regulated and/or discontinued at any time and from time to time by Landlord without notice to Tenant.

(D)    Unless the exercise of such rights violates the express terms of this Article 22, and subject to Article 38 hereof, the exercise by Landlord or its agents of any right reserved to Landlord in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord, or its agents, or upon any lessor under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

SUBORDINATION

23.    (A)    Except as otherwise set forth herein, this lease and all rights of Tenant hereunder are, and shall be, subject and subordinate in all respects to all ground leases and/or underlying leases and to all mortgages and building loan agreements which may now or hereafter be placed on or affect such leases and/or the Real Property of which the Demised Premises form a part, or any part or parts of such Real Property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. The provisions of this Article 23(A) shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord and/or any mortgagee and/or the lessor under any ground or underlying lease and/or their respective successors in interest may request.

(B)    Without limitation of any of the provisions of this lease, in the event that any mortgagee or its assigns shall succeed to the interest of Landlord or of any successor-Landlord and/or shall have become lessee under a new ground or underlying lease, then, at the option of such mortgagee, this lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or its assigns and to recognize such mortgagee or its respective assigns as its Landlord.

(C)    Tenant shall, at any time and from time to time, but no more than two times in any one Lease Year, within fifteen (15) days after Landlord’s request therefor, execute and deliver to Landlord a statement in writing (i) certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modification); (ii) certifying the dates to which the Rent, additional rent and other charges have been paid; (iii) certifying whether any installments of Rent, additional rent or other charges under this lease have been paid more than thirty (30) days in advance (other than additional rent paid based on estimates for a particular escalation year); (iv) stating, to Tenant’s actual knowledge, whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this lease, and if so, specifying each such default; (v) confirming the Rent Commencement Date and the scheduled Expiration Date under this lease; (vi) setting forth the amount of the Security Deposit then being held by Landlord, if any; (vii) certifying the amount of the then-current monthly Rent payments under this lease; (viii) certifying the terms of any remaining options of Tenant under this lease, including, to the extent applicable, any renewal, expansion (which, for purposes of this clause, shall be deemed to include any right of first refusal, right of offer and similar right to lease additional space), relocation, partial surrender, cancellation, purchase and similar options, if any; (ix) certifying that this lease has not been assigned by Tenant (or if any assignment has occurred, setting forth the date and material terms of such assignment and the identity of the parties thereto); (x) certifying that Tenant then occupies the entire Demised Premises and that no portion thereof has been sublet to any person or entity (or if any subletting has occurred, setting forth the date and material terms of such sublease and the identity of the parties thereto); and (xi) containing such other factual information as to the status of this lease as Landlord shall reasonably request. Tenant hereby acknowledges that the statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the real property or any interest or estate therein, any mortgagee or prospective mortgagee thereof, or any prospective assignee of any mortgage thereof. If, in connection with such financing, such institutional lender shall require financial audited information on the Tenant, Tenant shall promptly comply with such request, unless Tenant is a publicly-traded company and Tenant’s financials are generally available to the public at large.

(D)    Except as provided herein, Tenant covenants and agrees that if by reason of a default under any underlying lease (including an underlying lease through which Landlord derives its leasehold estate in the premises), such underlying lease and the leasehold estate of the Landlord in the premises demised hereby is terminated, provided notice has been given to Tenant and any permitted leasehold mortgagee, Tenant will attorn to the then holder of the reversionary interest in the premises demised by this lease or to anyone who shall succeed to the interest of Landlord or to the lessee of a new underlying lease entered into pursuant to the provisions of such underlying lease, and will recognize such holder and/or such lessee as Tenant’s landlord under this lease. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the lessor under any such underlying lease, any instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provision of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the premises hereby in the event any proceeding is brought by the lessor under any underlying lease to terminate the same, and agrees that unless and until any such lessor, in connection with any such proceeding, shall elect to terminate this lease and the rights of Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding.

(E)    Notwithstanding anything to the contrary contained in this Article 23 or elsewhere in this Lease, as a condition to Tenant’s execution of this Lease, Landlord shall cause the current mortgagee of Landlord’s interest in the Building to offer to enter into with Tenant (and to counter-execute and deliver to Tenant if theretofore executed and delivered by Tenant) a subordination, non-disturbance and attornment agreement that substantially conforms to the form agreement annexed as Exhibit “3” to this lease (the “Form SNDA”). Furthermore, notwithstanding anything to the contrary contained in this Article 23, with respect to any future mortgage of Landlord’s interest in the Building or any ground lessor of the Building, where Tenant then leases and occupies not less than 20,000 rentable square feet of space in the Building, Landlord shall use commercially reasonable efforts to cause the holder of such future mortgagee or future ground lessor to enter into with Tenant an Acceptable SNDA (hereinafter defined) and, in the event such efforts fail, this lease shall continue in full force, pursuant to all of its terms, and this lease and Tenant’s leasehold interest hereunder shall not be subordinate to the lien of such future mortgage or, as the case may be, to such future ground lessor’s interest. As used herein, the term “Acceptable SNDA” shall be deemed to mean and refer to a subordination, non-disturbance and attornment agreement that either (i) substantially conforms, in all materially respects, to the Form SNDA, or (ii) contains only material variations from the Form SNDA that are either reasonably acceptable to Tenant and/or otherwise then customarily included in similar agreements between mortgagees or ground lessors and office tenants of like-size premises in the Westchester commercial real estate market. Any fees or charges assessed or imposed by the holder of the current mortgage of Landlord’s interest in the Building (or by its servicer , agent and/or counsel) or any future ground lessor in connection with the negotiation of the Form SNDA, but Tenant shall not be responsible for payment of any fees or charges imposed by the holder of any future mortgage of Landlord’s interest in the Building (or by its servicer , agent and/or counsel) in connection with the negotiation of an Acceptable SNDA. Landlord does hereby represent and warrant to Tenant that, to the actual knowledge of Landlord (without inquiry or investigation) as of the Effective Date, there are no ground leases or mortgages encumbering the Landlord’s interest in the Real Property other than the mortgage and related security instruments held by EuroHypo AG, New York Branch, as administrative agent for lenders, in connection with that certain Mortgage Modification Agreement dated April 5, 2012.

PROPERTY LOSS, DAMAGE REIMBURSEMENT

24.    Landlord or its agents shall not be liable for the loss of or damage to any property of Tenant by theft or criminal acts committed by others. Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from (i) fire or other casualty insured or required under this lease to be insured against by Tenant, or (ii) except to the extent caused by the negligence or willful misconduct of Landlord, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature; provided, however, that nothing herein shall be deemed to negate, override or otherwise limit Landlord’s maintenance and repair obligations set forth in Article 7 hereof. Also except to the extent caused by the negligence or willful misconduct of Landlord, neither Landlord nor its agents shall be liable for (a) any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; or (b) any latent defect in the Demised Premises or in the Building (provided, however, that if such latent defect materially and adversely affects Tenant’s ability to use and enjoy the Demised Premises and does not relate to the design or performance of the Tenant’s Initial Work, then Landlord shall use commercially reasonably efforts to correct such latent defect); provided, however, that nothing herein shall be deemed to negate, override or otherwise limit Landlord’s maintenance and repair obligations set forth in Articles 7 or Article 26 hereof. Notwithstanding the foregoing, as of the Term Commencement Date, Landlord represents, warrants and covenants that the Building, the Premises, the Building Parking Area and all mechanical, HVAC, electrical and other systems of the Building and the Real Property shall be in good working order and repair (specifically excluding, however, any such systems and components thereof that have been removed or disabled in connection with performance of the Demo Work); to the extent Landlord is found to have breached the foregoing representation and warranty, and the condition underlying such breach adversely affects Tenant’s ability to use and enjoy the Premises, Landlord shall promptly cure such breach at its sole cost and expense. If at any time any windows of the Demised Premises are temporarily closed or darkened incident to or for the purpose of repairs, replacements, maintenance and/or cleaning in, on, to or about the Building or any part or parts thereof, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction. Tenant shall reimburse and compensate Landlord as additional rent for all expenditures (including, without limitation, reasonable attorneys’ fees) made by, or damages or fines sustained or incurred by, Landlord due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this lease upon Tenant’s part to be kept, observed, performed or complied with, subject to the waivers contained in Section 27(C) hereof. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Demised Premises or in the Building or of defects therein or in any fixtures or equipment.

INDEMNITY

25.    (A)    Tenant shall indemnify and save harmless Landlord and Landlord’s Others In Interest (hereinafter defined) against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations arising from the conduct or management of or from any work or other thing whatsoever done (other than by Landlord or its contractors or the agents or employees of either) in and on the Demised Premises during any period of occupancy by Tenant including the Term of this lease and during the period of time, if any, prior to the specified commencement date that Tenant may have been given access to the Demised Premises for the purpose of making installations, and will further indemnify and save Landlord and Landlord’s Others In Interest harmless from and against any and all claims, causes of action, damages, losses, costs and expenses (including reasonable attorney’s fees) arising out of or in connection with any condition of the Demised Premises relating to Tenant’s occupancy thereof or due to or arising from any act or omission or negligence of Tenant or any of its agents, contractors, servants, employees, licensees or invitees; and in case any action or proceeding be brought against Landlord or Landlord’s Others In Interest by reason of any such claim or cause of action, Tenant, upon notice from Landlord, agrees that Tenant, at Tenant’s expense, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to

Landlord. As used throughout this lease, the term “Landlord’s Others In Interest” shall mean the owner of the Real Property (if other than Landlord), Landlord’s managing agent and Landlord’s asset manager. Tenant’s obligations under this Article 25 shall survive the expiration or sooner termination of the Term of this lease.

(B)    Landlord shall indemnify, defend and save harmless Tenant from and against any and all claims, causes of action, damages, losses, liabilities, costs and expenses (including reasonable legal fees) arising from any injury or death to persons or any damage to property to the extent such injury, death or damage results from the negligence or willful misconduct of Landlord or any of its employees, contractors, servants or agents. Without limiting the generality of the foregoing, except to the extent caused by the negligence or willful misconduct of Landlord or any of its employees, contractors, servants or agents, Landlord shall not be liable for any injury, death or damage to any person, business, equipment, merchandise or other property where such damage results from (i) fire, steam, electricity, water, gas or rain, (ii) leakage, obstruction or other defects of pipes, sprinklers, wires, plumbing, air conditioning, boilers or lighting fixtures; or (iii) any act or omission, negligent or otherwise, of any other tenant in the Building. Landlord’s obligations under this Article 25 shall survive the expiration or sooner termination of the Term of this lease.

(C)    The agreements to indemnify, defend and hold harmless contained in this Article 25 hereof are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to this lease to the extent that such policies cover the results of such acts or omissions.

DESTRUCTION - FIRE OR OTHER CASUALTY

26.    (A)    Except as otherwise provided herein, if the Premises or any part thereof shall be damaged by fire or other casualty and Tenant gives prompt notice thereof to Landlord, Landlord shall proceed with reasonable diligence to repair or cause to be repaired such damage, which repair and restoration obligation shall include the obligation to restore or replace any of the improvements and betterments existing within the Demised Premises at the time of the subject fire or other casualty (other than Specialty Alterations and Tenant’s Property, which shall be the responsibility of Tenant). The Rent shall be abated to the extent that the Premises shall have been rendered untenantable, such abatement to be from the date of such damage or destruction to the date the Premises shall be substantially repaired or rebuilt, in proportion which the area of the part of the Premises so rendered untenantable bears to the total area of the Premises.

(B)    If the Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty, and neither Landlord nor Tenant have terminated this lease pursuant to other provisions of this Article 26, then the Rent and all items of additional rent required hereunder shall be paid by Tenant for all periods or partial periods up to the date of such fire or casualty and thenceforth shall cease until such time as the Demised Premises and Tenant’s access thereto have been repaired and restored by Landlord (or sooner reoccupied in part by Tenant, in which case the Rent and additional rent hereunder shall merely be abated to the extent the Demised Premises remain untenantable).

(C)    If the Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty or if the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall, in the reasonable opinion of a reputable, qualified architect retained by Landlord, be required (whether or not the Premises shall have been damaged by such fire or other casualty), then in any of such events Landlord may, at its option, terminate this lease and the Term and estate hereby granted, by giving Tenant thirty (30) days notice of such termination within ninety (90) days after the date of such damage. In the event that such notice of termination shall be given, this lease and the Term and estate hereby granted, shall terminate as of the date provided in such notice of termination (whether or not the Term shall have commenced) with the same effect as if that were the Expiration Date, and the Rent and additional rent shall be apportioned as of such date or sooner termination and any prepaid portion of Rent and additional rent for any period after such date shall be refunded by Landlord to Tenant. In the event such termination notice is not given, Landlord shall proceed with reasonable diligence to repair or cause to be repair such damage as set forth in the first sentence of Article 26(A) above.

(D)    Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage by fire or other casualty or the repair thereof. Landlord will not carry insurance of any kind on Tenant’s property, and Landlord shall not be obligated to repair any damage thereto or replace the same.

(E)    If the Demised Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty occurring during the last twelve (12) months of the Term, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within fifteen (15) days following the date of the subject fire or other casualty. In addition, if the Demised Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty occurring before the last twelve (12) months of the term, but Landlord thereafter has not substantially competed its restoration of the Demised Premises by the date (the “Trigger Date”) that is twelve (12) months following the date of occurrence of the subject fire or other casualty, subject to force majeure and delays attributable to Tenant, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within fifteen (15) days following the Trigger Date. In the case of proper exercise of any termination right afforded to Tenant under this Article 26(E), this lease shall terminate as of the date of delivery of such written notice by Tenant, and neither party shall have any further obligation or liability to the other hereunder (except for obligations or liabilities previously accrued which remain unsatisfied).

(F)    This lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of such express agreement, and any other law of like import now or hereafter enacted, shall have no application in such case.

INSURANCE

27.    (A)(I)    Tenant shall, at its own cost and expense, obtain and maintain in full force and effect throughout the Term of this lease:

(i)    Commercial General Liability insurance on an occurrence basis against claims for Bodily Injury, including death arising therefrom, Personal Injury, Property Damage occurring in or about the Premises or the Real Property under which Tenant is named as the insured and Landlord and Landlord’s Others In Interest whose names shall have been furnished by Landlord to Tenant from time to time are included as additional insureds, by policy endorsement if necessary. Tenant’s Commercial General Liability shall be primary, in all respects, without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any ground lessors, mortgagees or others named as additional insureds. Such Commercial General Liability insurance shall include Contractual Liability to insure Tenant’s indemnification obligations set forth in this lease. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000.00; said limit may be obtained by use of follow-form excess or Umbrella liability policies; provided, however, that Landlord may require Tenant to increase such insurance, from time to time, so as to equal the amount of insurance which, in Landlord’s reasonable judgment, is then being customarily required by landlords for similar office space in the vicinity of the Premises. If Tenant’s Commercial General Liability insurance covers more than one location, the policy providing this coverage shall be written with a “per location” aggregate limit.

(ii)    Property Insurance insuring Tenant’s Property and all additions, alterations, improvements or betterments to the Premises which Tenant installs or constructs for the full replacement cost thereof. Property Insurance shall be written to provide Special Form “all risk” perils insuring Tenant’s Property.

(iii)    Worker’s Compensation insurance covering all of Tenant’s employees and any other insurance required by law.

(iv)    If Tenant undertakes any Alteration, then any and all contractors and subcontractors engaged by Tenant with respect to the subject Alteration shall be required to provide certificates of insurance giving evidence of (a) Commercial General Liability, in an insurer reasonably acceptable to Landlord with limits of no less than those required of the Tenant, and naming as an additional insured thereunder Landlord and Landlord’s Others In Interest then required to be named as an additional insured under the Commercial General Liability policy maintained by Tenant under this lease, by policy endorsement if necessary, and (b) Worker’s Compensation covering all employees of such contractor or subcontractor. No contractor or subcontractor is permitted to begin work on or at the Premises until an insurance certificate, indicating inclusion of required additional insureds, shall have been delivered to and accepted by Landlord.

(A)(II)    Unless otherwise required pursuant to the terms of a mortgage to which Landlord and an institutional lender are a party, where such mortgage encumbers Landlord’s interest in the Real Property, Landlord shall maintain insurance of the following types throughout the Term

(i)Commercial general liability policy for the Building and Building Parking Area with a combined single limit of at least One Million Dollars ($1,000,000.00) per occurrence and umbrella coverage of at least Ten Million Dollars ($10,000,000.00) including coverage for bodily injury, property damage and personal injury liability;

(ii)    Worker’s compensation or similar insurance in form and amounts required by law; and

(iii)    ISO Causes of Loss, Special Form Property insurance covering the Building and the Building Parking Area in an amount not less than full replacement cost under a blanket policy of insurance.

(B)    All insurance to be carried by Tenant and Landlord hereunder (i) shall be obtained from companies licensed as Admitted insurers in the state where the Premises is located and rated “A-, IX”, or better, in the current edition of Best’s Key Rating Guide, and (ii) may be maintained under blanket policies of insurance provided the coverage afforded will not be reduced from that required hereunder by the use of a blanket policy. Tenant shall provide evidence of required insurance to Landlord in the form of Certificate(s) of Insurance, or, if required by Landlord, certified copies of insurance policies. Tenant is responsible to provide to Landlord evidence of renewals of required insurance prior to expiration of each such policy. All required insurance policies shall provide for thirty (30) days advance notice of cancellation or non-renewal (ten (10) days notice for non-payment of premium) to Landlord.

(C)    Landlord and Tenant hereby mutually waive any rights of recovery or subrogation against each other (including their employees, officers, directors, agents or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment and any other personal property to the extent insured against by the property insurance of the type required to be carried by the damaged party, regardless of whether or not the damaged party has obtained the required insurance. If the property insurance purchased by Tenant or Landlord as required above does not expressly allow the insured to waive rights of subrogation prior to a loss, Tenant or, as the case may be, Landlord, shall cause the property policy to be endorsed with a waiver of subrogation as required above.

EMINENT DOMAIN

28.    (A)    In the event that the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title. In the event that only a part of the Demised Premises shall be so condemned or taken, then effective as of the date of vesting of title, the Rent hereunder shall be abated in an amount thereof apportioned according to the area of the Demised Premises so condemned or taken. In the event that only a part of the Building shall be so condemned or taken, then (i) Landlord (whether or not the Demised Premises be affected) may, at its option, terminate this lease and the Term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, and (ii) if such condemnation or taking shall be of a material part of the Demised Premises (i.e., more than twenty (20%) percent), all reasonable means of access thereto or so much of the Building Parking Area that Landlord cannot provide Tenant with the number of parking spaces allocated to Tenant under Article 9 of this lease, Tenant shall have the right, by delivery of notice in writing to Landlord within sixty (60) days following the date on which Tenant shall have received notice of vesting of title, to terminate this lease and the Term and estate hereby granted as of the date of vesting of title, or (iii) if neither Landlord nor Tenant elects to terminate this lease, as aforesaid, this lease shall be and remain unaffected by such condemnation or taking, except that the Rent shall be abated to the extent, if any, hereinabove provided in this Article 28. In the event that only a part of the Demised Premises shall be so condemned or taken and this lease and the Term and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore the remaining portion of the Demised Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking.

(B)    In the event of a termination in any of the cases hereinabove provided, this lease and the Term and estate granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the Term of this lease, and the Rent hereunder shall be apportioned as of such date.

(C)    In the event of any condemnation or taking hereinabove mentioned of all or part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award, except that the Tenant may file a claim for any taking of nonmovable fixtures owned by Tenant and for moving expenses incurred by Tenant. It is expressly understood and agreed that the provisions of this Article 28 shall not be applicable to any condemnation or taking for governmental occupancy for a limited period (i.e., less than six (6) months); provided, however, that, in such event, Rent and additional rent shall abate during the course of the subject taking if the subject taking is of a type that (but for the limited period) would have entitled Tenant to an abatement (and to the same extent of the abatement that would have been afforded under) Article 28(A) and Tenant ceases to use the Demised Premises (or the affected portion thereof) during the course of the subject taking.

NONLIABILITY OF LANDLORD

29.    (A)    If Landlord or a successor in interest is an individual (which term as used herein includes aggregates of individuals, such as joint ventures, general or limited partnerships or associations), such individual shall be under no personal liability with respect to any of the provisions of this lease, and if such individual hereto is in breach or default with respect to its obligations under this lease, Tenant shall look solely to the equity of such individual in the Demised Premises and/or the Building (which equity interest shall be deemed to include any casualty insurance proceeds, condemnation awards, net proceeds of sale and net income derived from the Building) for the satisfaction of Tenant’s remedies and in no event shall Tenant attempt to secure any personal judgment against any such individual or any partner, employee or agent of Landlord by reason of such default by Landlord.

(B)    The word “Landlord” as used herein means only the owner of the landlord’s interest for the time being in the land and Building (or the owners of a lease of the Building or of the land and Building) of which the Premises form a part, and in the event of any sale of the Building and land of which the Demised Premises form a part, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing from and after such sale or transfer so long as the purchaser of the Premises assumes in a written instrument the obligations of Landlord hereunder.

DEFAULT

30.    (A)    Upon the occurrence, at any time during the Term, of any one or more of the following events (referred to as “Events of Default”):

(i)    If Tenant shall default in the payment when due of any installment of Rent or in the payment when due of any additional rent, and such default shall continue for a period of five (5) business days after Tenant’s receipt of notice from Landlord that such payment is past due (if the subject delinquency is the first or second payment delinquency on the part of Tenant under this lease during the preceding twelve (12) months) or five (5) business days after the due date therefor (if the subject delinquency is not the first or second payment delinquency on the part of Tenant under this lease during the preceding twelve (12) months); or

(ii)    If Tenant shall default in the observance or performance of any term, covenant or condition of this lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Rent and additional rent) and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

(iii)    If Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or become insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property; or

(iv)    If, within sixty (60) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceedings shall not have been dismissed, or if, within sixty (60) days after the appointment of any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant’s property, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Demised Premises shall be taken or occupied; or

(v)    Intentionally Omitted.

(vi)    Intentionally Omitted; or

(vii)    If Tenant’s interest in this lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 21;

then, upon the occurrence, at anytime prior to or during the Term, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord’s option, may give to Tenant a five (5) days’ notice of termination of this lease and, in the event such notice is given, this lease and the Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 32.

(B)    If, at any time (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant’s obligations under this lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this lease shall have been assigned, the word “Tenant”, as used in subsection (iii) and (iv) of Section 30(A), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said subsections (iii) and (iv) shall be deemed paid as compensation for the use and occupation of the Demised Premises and the acceptance of such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under Section 30(A).

TERMINATION ON DEFAULT

31.    (A)    If an Event of Default shall occur, then:

(i)    Landlord and its agents and servants may immediately, or at any time after such default or after the date upon which this lease and the Term shall expire and come to an end, re-enter the Demised Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or other means provided such force or other means are lawful (without being liable to indictment, prosecution or damages therefor), and may repossess the Demised Premises and dispossess Tenant and any other persons from the Demised Premises and remove any and all of their property and effects from the Demised Premises; and

(ii)    Landlord, at Landlord’s option, may relet the whole or any part or parts of the Demised Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to relet the Demised Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Demised Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this lease or otherwise to affect any such liability; Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this lease or otherwise affecting any such liability.

(B)    Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Demised Premises, or to re-enter or repossess the Demised Premises, or to restore the operation of this lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any lawful re-entry by Landlord, or (iii) any expiration or termination of this lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this lease. In the event of a breach by Tenant or any persons claiming through or under Tenant, of any term, covenant or condition of this lease on Tenant’s part to be observed or performed in a manner that would (with notice and the passage of time) constitute an Event of Default, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceeding and other special remedies were not provided in this lease for such breach. The rights to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

DAMAGES

32.    (A)    If this lease and the Term shall expire and come to an end as provided in Article 30 or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Demised Premises as provided in Article 31 or by or under any summary proceedings or any other action or proceeding, then, in any of said events:

(i)    Tenant shall pay to Landlord all Rent, additional rent and other charges payable under this lease by Tenant to Landlord to the date upon which this lease and the Term shall have expired and come to an end or to the date of re-entry upon the Demised Premises by Landlord, as the case may be; and

(ii)    Tenant shall also be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 31(A) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this lease or Landlord’s re-entry upon the Demised Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, reasonable legal expenses and attorneys’ fees, alteration costs and other expenses of preparing the Demised Premises for such reletting). Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this lease for payment of installments of Rent. Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s rights to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii)    At any time after the Term shall have expired and come to an end or Landlord shall have re-entered upon the Demised Premises, as the case may be, whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages (and in lieu of any Deficiencies for periods thereafter), a sum equal to the amount by which the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of four (4%) per cent per annum. If, before presentation of proof of such liquidated damages to any court, commission, or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord to a non-affiliate in an arms length transaction for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of Rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.

(B)    If the Demised Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Article 32. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the rent reserved in this lease. Solely for the purposes of this Article, the term “Rent” as used in Section 32(A) shall mean the rent in effect immediately prior to the date upon which this lease and the Term shall have expired and come to an end, or the date of re-entry upon the Demised Premises by Landlord, as the case may be, plus any additional rent payable pursuant to the provisions of Article 11 and Article 12 for the Escalation Year (as defined in Article 11) immediately preceding such event. Nothing contained in Articles 30 and 31 of this lease shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in Section 32(A).

SUMS DUE LANDLORD

33.    If Tenant shall default in the performance of any covenants on Tenant’s part to be performed under this lease, Landlord may immediately, or at anytime thereafter, without notice, and without thereby waiving such default, perform the same for the account of Tenant and at the expense of Tenant. If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money by reason of the failure of Tenant to comply with any provision hereof, or, if Landlord is compelled to or elects to incur any expense, including reasonable attorneys’ fees, instituting, prosecuting and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, the sum or sums so paid by Landlord, with all interest, costs and damages, shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on the first day of the month following the incurring of such respective expenses or, at Landlord’s option, on the first day of any subsequent month. Any sum of money (other than the annual minimum rent due under this lease) accruing from Tenant to Landlord pursuant to any provisions of this lease, including, but not limited to, the provisions of Schedule “B” and extra work orders requested by Tenant, whether prior to or after the Rent Commencement Date, may, at Landlord’s option, be deemed additional rent, and Landlord shall have the same remedies for Tenant’s failure to pay any item of additional rent when due as for Tenant’s failure to pay any installment of Rent when due. Tenant’s obligations under this Article shall survive the expiration or sooner termination of the Term. In any case in which the Rent, additional rent or other charge is not paid within five (5) days of the day when same is due, Tenant shall pay interest on such amount from the due date of such amount until the payment date of such amount at a rate equal to the greater of twelve (12%) percent per annum or three hundred basis points over the then current prime rate of interest, as reported by The Wall Street Journal, provided, however, the rate charged shall in no event be higher than the highest rate permitted by law (the “Default Rate”). In addition to the accrual and requirement for payment of interest on the subject delinquent amount, Tenant shall pay to Landlord, as additional rent, a one-time (with respect to the subject delinquency) late payment charge in an amount equal to five percent (5%) of the amount of the unpaid installment of Rent, additional rent or other charge as of the due date therefor. The foregoing late payment charge is intended to compensate Landlord for its additional administrative costs resulting from Tenant’s failure to pay in a timely manner and has been agreed upon by Landlord and Tenant as a reasonable estimate of the additional administrative costs that will be incurred by Landlord as a result of Tenant’s failure as the actual cost in each instance is extremely difficult, if not impossible, to determine. This late payment charge will constitute liquidated damages and will be paid to Landlord together with such unpaid amounts and the interest having accrued thereon. Neither the payment of interest nor the aforesaid late payment charge will constitute a waiver by Landlord of any default by Tenant under this lease. Tenant hereby agrees that all Rent and additional rent from time to time computed by Landlord in connection with this lease shall be final and binding for all purposes of this lease unless, within thirty (30) days after Landlord provides Tenant with written notice (if any) of the amount thereof, Tenant provides Landlord with written notice disputing the mathematical accuracy of such amount. Notwithstanding the foregoing, on the first two (2) occasions in any calendar year that Tenant fails to make a payment of Rent or additional rent on or before the due date, Tenant shall not be obligated to pay the late charge set forth in this section nor shall interest accrue at the Default Rate unless Tenant fails to cure such late payment within five (5) business days following Landlord’s notice to Tenant of such late payment.

NO WAIVER

34.    No act or thing done by Landlord or Landlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Demised Premises prior to the termination of this lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this lease or a surrender of the Demised Premises. In the event Tenant shall at any time desire to have Landlord underlet the Demised Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this lease, and Tenant hereby relieves Landlord and its agents of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting. Notwithstanding anything contained to the contrary in this lease, Tenant hereby waives any right to recover against Landlord and its agents any indirect, consequential, special, punitive or incidental damages against Landlord or its agents in any cause of action, proceeding or claim arising out of, or in connection with, this lease. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenants or conditions of this lease, or any of the Rules and Regulations annexed hereto and made a part hereof or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations annexed hereto and made a part hereof, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this lease provided.

WAIVER OF TRIAL BY JURY

35.    To the extent such waiver is permitted by law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other on any matter whatsoever arising out of or in any way connected with this lease, the relationship of landlord and tenant, the use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy. The provisions of the foregoing sentence shall survive the expiration or any sooner termination of the Term. If Landlord commences any summary proceeding for nonpayment, Tenant agrees not to interpose any counterclaim of whatever nature or description in any such proceeding or to consolidate such proceeding with any other proceeding, unless such counterclaim is compulsory in nature or Tenant otherwise will legally forfeit the right to bring such claim by not so interposing or consolidating such claims.

Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord’s obtaining possession of the Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease or otherwise.

NOTICES

36.    (A)    Except as otherwise expressly provided in this lease, any bills, statements, notices, demands, requests or other communications (other than bills, statements or notices given in the regular course of business) given or required to be given under this lease shall be effective only if rendered or given in writing, personally delivered or sent by registered or certified mail (return receipt requested) or by reputable overnight courier, addressed (A) to Tenant, to the attention of Tenant’s Chief Financial Officer, (i) at Tenant’s address set forth in the introductory paragraph of this lease if mailed prior to Tenant’s taking possession of the Demised Premises, Attn: Chief Financial Officer, with a copy to the General Counsel or (ii) at the Building if mailed subsequent to Tenant’s taking possession of the Demised Premises, Attn: Chief Financial Officer, with a copy to the General Counsel or (iii) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Demised Premises, or (B) to Landlord, c/o RXR Realty LLC, to the attention of its Managing Director, at the address set forth in the introductory paragraph of this lease, together with a copy thereof simultaneously delivered to RXR Realty LLC, to the attention of its Legal Department, at 625 RXR Plaza, Uniondale, New York 11556, or (C) addressed to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such bills, statements, notices, demands, requests or other communications shall be deemed to have been rendered or given on the date when it shall have been delivered or rejected.

(B)    Tenant hereby designates the following address as its billing address for the delivery of all bills and invoices issued by Landlord in connection with this lease:

Attention: Inventory Control Manager

For regular mail:

P.O. Box 1108
Jackson, WY 83001

For UPS, FedEx or other deliveries:

Jackson Hole Services Group
3510 North Lake Creek Drive
Wilson, WY 83014
(800) 803-4471

Upon thirty (30) days prior written notice to Landlord, Tenant may, from time to time, re-designate its billing address hereunder.

INABILITY TO PERFORM

37.    (A)    If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this lease or any collateral instrument or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this lease, or under any collateral instrument, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this lease, or any collateral instrument (specifically excluding, however, any payment obligation of Landlord), then, subject to Articles 2 and 5 hereof and Article 38 below, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

(B)    If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Tenant’s reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated, Tenant is unable to perform or make or is delayed in performing or making any obligation required to be performed by Tenant under this lease (specifically excluding, however, any payment obligation of Tenant), no such inability or delay shall constitute an Event of Default, or relieve Landlord from any of its obligations under this lease, or impose any liability upon Tenant or its agents.

INTERRUPTION OF SERVICE

38.    (A)    Landlord reserves the right to stop the services of the air conditioning, elevator, escalator, plumbing, electrical or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, alterations or replacements, which, in the judgment of Landlord are desirable or necessary, until such repairs, alterations or replacements shall have been completed. If the Tenant is in default in the payment of the rent or additional rent, or in the performance of any other provisions of this lease, and such default continues for ten (10) days after notice by Landlord to Tenant (unless such default is incapable of cure within such 10-day period, in which case Tenant shall have such longer period as is necessary to cure such default so long as Tenant promptly commences such cure and diligently prosecutes same to completion), then Landlord reserves the right to discontinue any or all of the services to the Demised Premises during the continuance of such default. The exercise of such rights by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.

(B)    Notwithstanding anything to the contrary contained in this lease, in the event of an Abatement Event (hereinafter defined), Tenant, as its sole and exclusive remedy, will be entitled to an abatement of Rent and additional rent, subject to the following provisions and conditions of this Article 38(B). An “Abatement Event” shall be deemed to have occurred where the parties have agreed or an independent arbitrator has determined (in accordance with the procedures set forth below) that, due to Landlord’s failure to provide any essential services that it is required to provide under this lease, the Demised Premises has been rendered Untenantable (hereinafter defined), and such Untenantability has continued for a period of ten (10) consecutive business days after receipt of notice of such Untenantability. If the parties agree or the arbitrator determines that there has occurred an Abatement Event, then Rent (including all fixed and additional rent) shall be abated on a day for day basis, commencing on the eleventh (11th) business day after Landlord’s receipt of notice of such Untenantability and continuing until the date on which the Demised Premises has ceased to be Untenantable. If only a substantial portion of the Demised Premises (i.e., at least ten (10%) percent of the total rentable area thereof), but less than the entirety of the Demised Premises is rendered Untenantable as a result of an Abatement Event, then Tenant shall still be entitled to an abatement, but such abatement would be on a prorated basis, using the percentage derived from a fraction having a numerator equal to the rentable area of the Untenantable portion of the Demised Premises and a denominator equal to the total rentable area of the Demised Premises. The term “Untenantable”, as used herein, shall be deemed to mean where both: (i) the affected portion of the Demised Premises has been placed in a condition where a reasonable tenant could not reasonably be expected to continue to use and occupy such portion of the Demised Premises, and (ii) Tenant has actually and completely vacated and ceased to use the affected portion of the Demised Premises. In the event that Landlord disputes a claim by Tenant that there has occurred an Abatement Event, Tenant may institute an arbitration proceeding for the purpose of validating and affirming its claim. The arbitration shall be commenced and held at the American Arbitration Association (“AAA”) office located nearest the Building and shall be conducted before a single, independent arbitrator pursuant to the then prevailing expedited arbitration rules of the AAA. The arbitrator must be an individual with at least ten (10) years experience in the Westchester commercial real estate market. The sole issue before the arbitrator shall be whether there has occurred an Abatement Event under the provisions of this Article 38(B). The decision of the arbitrator shall be final and binding upon Landlord and Tenant. Except for the determination of Tenant’s entitlement to an abatement (if appropriate), the arbitrator shall not be empowered to award damages of any nature. The provisions of this Article 38(B) shall be inapplicable to any Untenantability which (a) is attributable to the actions or omissions of Tenant or its employees, agents or contractors (including, without limitation, any defects in the design, implementation or performance of the Tenant’s Initial Work or any subsequent Alterations [unless actually performed by Landlord or Landlord’s contractors]), or (b) results from any fire or other casualty falling within the purview of Article 26 of this lease. Landlord and Tenant hereby acknowledge and agree that the essential services are electricity, water, sanitary sewer, HVAC and elevator service.

CONDITIONS OF LANDLORD’S LIABILITY

39.    Except as otherwise provided in Article 2 of this lease, if Landlord shall be unable to give possession of the Demised Premises on any date specified for the commencement of the term by reason of the fact that the Premises have not been sufficiently completed to make the Premises ready for occupancy, or for any other reason, Landlord shall not be subject to any liability for the failure to give possession on said date, nor shall such failure in any way affect the validity of this lease or the obligations of Tenant hereunder.

TENANT’S TAKING POSSESSION

40.    Tenant, by entering upon the Premises (whether directly or through its agents or contractors) for commencement of the performance of the Tenant’s Initial Work, shall be conclusively deemed to have agreed that Landlord, up to the time of such entry, has performed all of its obligations hereunder and that the Premises were in satisfactory condition as of the date of such occupancy, unless within ten (10) days after such date Tenant shall have given written notice to Landlord specifying the respects in which the same were not in such condition (the “Demo Punchlist Items”). With respect to all Demo Punchlist Items that are the responsibility of Landlord, Landlord shall remedy, at Landlord’s expense, within ten (10) days after its receipt of Tenant’s notice.

ENTIRE AGREEMENT

41.    Except for the confirmation of the dates referred to in Article 2 hereof, this lease (including the Schedules and Exhibits annexed hereto) contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s agent or representative has made any representations or statements, or promises, upon which Tenant has relied, regarding any matter or thing relating to the Building, the land allocated to it (including the parking area) or the Demised Premises, or any other matter whatsoever, except as is expressly set forth in this lease, including, but without limiting the generality of the foregoing, any statement, representation or promise as to the fitness of the Demised Premises for any particular use, the services to be rendered to the Demised Premises, or the prospective amount of any item of additional rent. No oral or written statement, representation or promise whatsoever with respect to the foregoing or any other matter made by Landlord, its agents or any broker, whether contained in an affidavit, information circular, or otherwise, shall be binding upon the Landlord unless expressly set forth in this lease. No rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this lease. This lease may not be changed, modified or discharged, in whole or in part, orally, and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this lease or any obligations under this lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought. All references in this lease to the consent or approval of Landlord shall be deemed to mean the written consent of Landlord, or the written approval of Landlord, as the case may be, and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord. Landlord and Tenant understand, agree and acknowledge that this lease has been freely negotiated by both parties and that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this lease or any of its terms and conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this lease or any portion hereof.

DEFINITIONS

42.    The words “re-enter”, “re-entry”, and “re-entered” as used in this lease are not restricted to their technical legal meanings. The term “business days” as used in this lease shall exclude Saturdays (except such portion thereof as is covered by specific hours in Article 6 hereof), Sundays and all legal holidays. The terms “person” and “persons” as used in this lease shall be deemed to include natural persons, firms, corporations, partnerships, associations and any other private or public entities, whether any of the foregoing are acting on their behalf or in a representative capacity. The various terms which are defined in other Articles of this lease or are defined in Schedules or Exhibits annexed hereto, shall have the meanings specified in such other Articles, Exhibits and Schedules for all purposes of this lease and all agreements supplemental thereto, unless the context clearly indicates the contrary.

Tenant shall not record this lease (nor a memorandum thereof). In the event that Tenant violates this prohibition against recording, Landlord, at its option, may terminate this lease or may declare Tenant in default under this lease and pursue any or all of Landlord’s remedies provided in this lease.

PARTNERSHIP TENANT

43.    If Tenant is a general partnership (or is comprised of two (2) or more persons, individually or as co-partners of a general partnership) or if Tenant’s interest in this lease shall be assigned to a general partnership (or to two (2) or more persons, individually or as co-partners of a general partnership) pursuant to Article 21 (any such partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions of this Section shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, and (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any modifications of this lease which may hereafter be made, and by any notices, demands, requests or other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, and (c) any bills, statements, notices, demands, requests and other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, and (d) if Partnership Tenant shall admit new general partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this lease on Tenant’s part to be observed and performed, and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (d) of this Section).

SUCCESSORS, ASSIGNS, ETC.

44.    The terms, covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this lease, their respective assigns.

BROKER

45.    Each of Landlord and Tenant represents to the other that this lease was brought about by Jones Lang LaSalle Brokerage, Inc., as broker (the “Broker”) and that all negotiations with respect to this lease were conducted exclusively among Landlord, Tenant and the Broker. Each of Landlord and Tenant covenants that if any claim is made for commissions by any broker (other than the Broker) through or on account of the acts of a covenanting party, then that covenanting party will indemnify, defend and hold the other party free and harmless from any and all liabilities and expenses in connection therewith, including such other party’s reasonable legal fees and disbursements. Landlord shall pay the Broker a commission in connection with this lease, subject and pursuant to the terms of a separate agreement between Landlord and Broker (for avoidance of doubt, no portion of such commission is payable from the Landlord’s Contribution). In the event Tenant elects to use any broker (the “New Broker”) other than or together with the Broker in connection with any extension of the Term of this lease (whether by way of a renewal option or a separate extension agreement), Tenant shall be responsible for (and indemnify Landlord against) the entire amount, if any, by which the commission claimed by the New Broker exceeds the amount of the commission that would have been payable by Landlord to the Broker on account of the subject transaction had such New Broker not been engaged by Tenant.

CAPTIONS

46.    The captions in this lease are included only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof.

NOTICE OF ACCIDENTS

47.    Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident resulting in material injury or damage in or about the Premises, (ii) all fires and other casualties within the Premises, (iii) all damages to or defects in the Premises, including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Premises or any part thereof.

AUTHORITY TO ENTER LEASE

48.    Tenant represents that the person executing this lease on behalf of Tenant has the requisite authority to do so. Landlord represents that the person executing this lease on behalf of Landlord has the requisite authority to do so.

49.    [Intentionally Omitted]

50.    [Intentionally Omitted]

RENEWAL OPTIONS

51.    Provided no default by Tenant then exists under this lease, Tenant shall have the option to renew this lease for up to two (2) additional five (5) year periods (each, a “Renewal Term”), with the first such Renewal Term to commence on the day following the last day of the sixth (6th) Lease Year under this lease and to expire on the day preceding the fifth (5th) anniversary of the first day of such first Renewal Term, and the second such Renewal Term to commence on the day following the last day of the first Renewal Term and to expire on the fifth (5th) anniversary of the last day of the first Renewal Term; subject to and in accordance with the following terms and conditions:

(A)    Tenant shall give notice to Landlord, in writing, not less than twelve (12) months prior to the commencement of the subject Renewal Term that the subject option is being exercised. The parties agree to then negotiate the minimum annual rent for the subject Renewal Term (the “Minimum Annual Renewal Rent”). The Minimum Annual Renewal Rent is intended to be ninety-five (95%) percent of the then current fair market annual rental rate per square foot per year for the Demised Premises as of the first day of the subject Renewal Term, that a willing tenant would pay and a willing landlord of a first class office building in the Westchester County, New York market area would accept at arm’s length, giving appropriate consideration to annual rental rates per rentable square foot, the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, CPI), the extent of liability under the escalation clauses (e.g., whether determined on a “net lease” basis or by increase over a particular base year or base dollar amount), abatement provisions reflecting free rent during any period during the lease term, brokerage commissions, if any, length of lease term, size and location of premises being leased, reasonable tenant improvement allowances, if any, any other tenant inducements or rental concessions, and all other relevant factors. The option for the second Renewal Term may be exercised only in the event Tenant had previously exercised the option for the first Renewal Term. Upon the proper and timely exercise by Tenant of a renewal option hereunder, the Term of this lease shall be extended for the subject Renewal Term on the same terms, covenants and conditions as contained in this lease, except that (i) the Minimum Annual Renewal Rent shall be fixed in accordance with the provisions of this Article, (ii) unless otherwise contemplated in determining the Minimum Annual Renewal Rent for such Renewal Term, the base years for the purposes of determining Tenant’s Proportionate Share of increases in Taxes and Operating Costs hereunder shall be reset to the year in which the applicable Renewal Term commences; (iii) the Demised Premises shall be delivered in its “as is” condition as of the first day of the subject Renewal Term; (iv) unless otherwise mutually-agreed by the parties, Tenant shall not be entitled to any rent concession, allowance or other leasing incentive in connection with such renewal; and (v) following the second Renewal Term, there shall be no further option to renew or extend the Term of this lease.

(B)    If Landlord and Tenant have not mutually agreed upon the Minimum Annual Renewal Rent by the first day of the sixth (6th) month prior to the commencement of the subject Renewal Term, then they shall each select one real estate appraiser within at least ten (10) years of experience appraising similar space in the Westchester County, New York market area, each of whom shall conduct a real estate appraisal and furnish a report to indicate their opinion of the fair market rental of the Demised Premises.

(C)    If, after a review of the appraisal reports prepared and submitted in accordance with Article 51(B) above, Landlord and Tenant have not agreed on the Minimum Annual Renewal Rent by the first day of the fourth (4th) month prior to the commencement of the subject Renewal Term, then the matter shall immediately be submitted to arbitration before the American Arbitration Association (“AAA”), and shall be determined by a single arbitrator in accordance with the provisions of this lease and the then applicable rules of the AAA within the County of Westchester, or of the closest office of the AAA. The arbitrator shall, in determining the Minimum Annual Renewal Rent, take into consideration the then existing current fair market rental value of similar premises in the vicinity. The arbitrator shall then, on an expedited basis, choose one of the determinations of the two appraisers originally selected by the parties. The parties agree that the decision and determination to be made by the arbitrator with respect to the Minimum Annual Renewal Rent shall be final and binding upon Landlord and Tenant.

(D)    [Intentionally Omitted]

(E)    Landlord and Tenant shall each separately pay their respective designated appraisers. The expenses, fees and charges in connection with the arbitration process set forth in Article 51(C) above, shall be borne equally between Landlord and Tenant.

(F)    Upon agreement as to the Minimum Annual Renewal Rent by the parties hereto or upon the Minimum Annual Renewal Rent being fixed by the arbitrator, as the case may be, the parties hereto shall enter into a supplementary agreement extending the term of this lease as hereinabove provided, provided that no such agreement shall be required to extend the Term as provided herein, it being intended that the renewal options granted Tenant herein be self-operational if timely and properly exercised. In the event of no agreement between the parties or no decision by arbitration prior to the commencement of the subject Renewal Term, Tenant shall pay an interim fixed rental at the minimum annual rental rate last in effect until the arbitration shall have been completed, after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be as of the commencement date of the subject Renewal Term.

(G)    This option to renew shall be personal to Prestige Brands, Inc., and any permitted assignee of Tenant’s rights under this Lease pursuant to Article 21(C) hereof and shall not otherwise be transferrable by operation of law or otherwise.

RIGHT OF OFFER

52.    (A)    At any time during the first four (4) Lease Years of the Term and, if Tenant exercises any of the Renewal Options set forth in Article 51 above, at any time from and after such exercise and during the first four (4) Lease Years of any such Renewal Term, where any leaseable unit located on the second (2nd) floor of the Building hereafter becomes vacant and available for lease (any such space being hereinafter referred to as “Offer Premises”), then Landlord shall provide notice (the “Landlord’s Offer Notice”) to Tenant of the availability thereof prior to leasing the subject Offer Premises to any other party, and, thereupon, Tenant shall have a right of offer to lease the entirety of the subject Offer Premises, subject to the terms and conditions of this Article 52. Tenant shall exercise such right of offer, if at all, in strict accordance with the following terms and conditions:

(i)    At the time Tenant intends to exercise its right of offer hereunder, and as of the effective date of Tenant’s leasing of such Offer Premises, Tenant (or its affiliates) shall be occupying at least 80% of the Demised Premises and no Event of Default shall have occurred and be continuing under this lease;

(ii)    Tenant shall give written notice to Landlord (“Tenant’s Offer Notice”) within fifteen (15) days after receipt of Landlord’s Offer Notice, expressing unequivocally the fact the Tenant exercises its right of offer to lease the subject Offer Premises on the terms and conditions of this Article 52; it being acknowledged and agreed that any written communication purporting to serve as Tenant’s Offer Notice, but containing language of equivocation (i.e. a desire to lease the Offer Premises on terms not consistent with the terms of this Article 52), shall be deemed a counteroffer by Tenant and shall constitute the election by Tenant not to exercise its right of offer with respect to the subject Offer Premises;

(iii)    The minimum annual rental rate for the Offer Premises shall be equal to the then current fair market rental rate for the subject Offer Premises (the “Offer Rent”), without credit or abatement. In the event Landlord and Tenant have not mutually agreed upon the Offer Rent within thirty (30) days following delivery of the Tenant’s Offer Notice, the Offer Rent shall be determined through arbitration in accordance with Article 51(C) of this lease (except that the determinations of Landlord and Tenant as to the Offer Rent shall be submitted in lieu of appraisal reports). In the event of no agreement between the parties or no decision by arbitration prior to the commencement date of subject Offer Premises as to the current fair market rental rate, Tenant shall pay an interim fixed rental at the minimum annual rental rate then in effect with respect to the balance of the Demised Premises until the arbitration shall have been completed, after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be effective as of the commencement of subject Offer Premises;

(iv)    Unless otherwise mutually agreed by the parties (and reflected in the Offer Rent), Tenant shall accept the Offer Premises in its then “as is” condition, and Landlord shall not be required to perform any work, make any installations or incur any expense in or with respect to the subject Offer Premises in order to prepare same for occupancy by Tenant;

(v)    The subject Offer Premises shall be incorporated into the Demised Premises under all of the terms of this lease and the term thereof shall run co-terminously with the Term hereof, except that the term of this lease, as it relates to the subject Offer Premises, shall commence as of the date on which Landlord tenders possession of the subject Offer Premises to Tenant, and except as otherwise set forth in clauses (iii) and (iv) above and except for other changes made necessary by reason of the increased size of the Demised Premises (e.g., Tenant’s Proportionate Share).

(vi)    If Tenant timely delivers the Tenant’s Offer Notice, then Landlord shall lease to Tenant and Tenant shall lease from Landlord the entire Offer Premises; subject to the provisions of this Article. If requested by Landlord or Tenant, however, Landlord and Tenant shall enter into an amendment of this lease (the “Offer Agreement”), which shall reflect the necessary modifications set forth in clauses (i) through (v) above.

(B)    In the event Tenant fails to execute the Offer Agreement within thirty (30) days of presentment thereof by Landlord (where such failure is unrelated to a good faith claim by Tenant that the proposed Offer Agreement is inconsistent with the terms and conditions of this Article 52), Tenant’s right of offer will be automatically voidable at the election of Landlord and, if so voided, will be deemed to have lapsed and Landlord shall be free to lease the Offer Premises to any third party upon any terms. If Tenant declines or fails to deliver Tenant’s Offer Notice within the fifteen (15) day period set forth above, Landlord shall then have the right to lease the Offer Premises in portions or in its entirety to any third party or parties (the “First Generation Offer Space Tenant”) without regard to the restrictions in this Article 52 and on whatever terms and conditions Landlord may decide in its sole discretion. If Tenant so declines or so fails to exercise, this right of first offer shall terminate and be of no further force and effect until such time as Offer Premises again becomes vacant and available, if ever, after the expiration or earlier termination of the lease with the First Generation Offer Space Tenant.

(C)    This right of offer is personal to Prestige Brands, Inc., and any permitted assignee of Tenant’s rights under this Lease pursuant to Article 21(C) hereof and shall not otherwise be transferrable by operation by law or otherwise. Landlord hereby represents and warrants to Tenant that there are no other tenants of the Building that hold expansion, offer or refusal rights that would be superior to the rights granted to Tenant pursuant to this Article 52.

STORAGE SPACE

53.    (A)    Throughout the Term of this lease, Landlord shall provide Tenant with approximately 474 rentable square feet of space (the “Storage Space”) in the basement of the Building. The Storage Space shall be used by Tenant, on a rent-free basis, for storage purposes only in accordance with the provisions of this Article. Landlord acknowledges that Tenant’s Proportionate Share (as such term is defined in Article 1 hereof) shall be unaffected by the Storage Space.

(B)    It is understood and agreed by the parties that Tenant’s right to use the Storage Space shall be subject to the following terms and conditions:

(i)    Initially, the Storage Space shall be located in storage space Unit No. 003, located in the lower level of the Building. However, Landlord shall have the right, from time to time, to relocate, at Landlord’s expense upon thirty (30) days written notice to Tenant, the Storage Space to other storage space within the Building so long as such space is comparable in size to the original Storage Space;

(ii)    Tenant’s right to use the Storage Space shall terminate upon the expiration or earlier termination of the Term of this lease; and thereupon, Tenant shall remove all of its property from the Storage Space, leaving same vacant and in broom clean condition;

(iii)    the Storage Space may be used for storage purposes only, and access thereto may be made solely for the purpose of storing and retrieving Tenant’s property;

(iv)    Tenant shall ensure that the scope of the liability insurance policy required to be maintained by Tenant pursuant to Article 27 of this lease is expanded to include coverage of the Storage Space in addition to the Demised Premises;

(v)    Tenant shall accept possession of the Storage Space in its “as is” condition as of the date hereof, and Landlord shall not be responsible to perform any improvements or alterations to such Storage Space;

(vi)    Landlord reserves the right to enter the Storage Space, at any time, to inspect same,

to make discretionary repairs and alterations thereto, or to show same to prospective tenants; provided Landlord exercises due care to avoid damage to Tenant’s property stored therein;

(vii)    Tenant shall not install any fixtures, subdivide or make any improvement or alteration to the Storage Space without the prior written consent of Landlord except in compliance with the provisions of Article 15 of this lease;

(viii)    any property remaining in the Storage Space following the expiration or earlier termination of this lease shall be deemed abandoned and the provisions of Article 17 of this lease shall become applicable thereto; and

(ix)    Tenant assumes any and all risks in the use of the Storage Space and shall comply with any and all rules and regulations applicable thereto whether prescribed by Landlord or any governmental or quasi-governmental authority.

ROOF RIGHTS

54.    If Tenant desires to install and operate upon the rooftop of the Building a communications satellite dish for use exclusively in connection with the operation of its business at the Demised Premises, then Landlord shall not unreasonably withhold its consent to same, provided that Tenant enters into Landlord’s then-standard rooftop communications agreement with Landlord and abides by all terms thereof, subject to reasonable revisions requested thereto by Tenant. Landlord agrees that, in such event, there shall not be any fixed rental fee for use of that portion of the rooftop dedicated to Tenant’s rooftop communications equipment (but there may be potential charges to Tenant pursuant to indemnity and similar provisions in the aforesaid agreement).

RESTRICTIVE COVENANT

55.    For so much of the Term of this lease that Prestige Brands, Inc. (or any permitted assignee of Prestige Brands, Inc. taking assignment of this lease pursuant to the provisions of Article 21(C) of this Lease) then leases and occupies at least 40,000 rentable square feet of space in the Building, Landlord shall not, without the prior written consent of Tenant, (i) lease any space on the first, second or third floors of the Building directly to any of the Major Competitors of Prestige Brands listed on Schedule “D” to this lease, or (ii) name the Building after, or grant on-Building-facade signage rights or other standalone exterior signage rights to, any of the Major Competitors of Prestige Brands listed on Schedule “E” to this lease. In the event of a breach by Landlord of the provisions of this Article 54 (which remains uncured for a period of thirty (30) days beyond the giving by Tenant to Landlord of written notice of such breach), Tenant, as its sole remedy on account of such breach, shall have the right to injunctive relief from a Court of competent jurisdiction.

DEEMED CONSENT WARNING NOTICE

56.    As used herein, the term “Deemed Consent Warning Notice” shall mean a written notice from Tenant to Landlord that (i) specifically references this Article 56 and the Article of this lease pursuant to which the subject request for Landlord consent or approval is being made (the “Subject Article”); (ii) advises Landlord that it has failed to provide Tenant with a response to a specifically-identified consent or approval request within the time period allotted therefor under the Subject Article; (iii) advises Landlord of the fact that, pursuant to the terms of this Lease, Landlord will be deemed to have granted the requested-consent or requested-approval, as applicable, if such failure continues beyond the delivery of this Deemed Consent Warning Notice for the applicable additional time period set forth in the

Subject Article; (iv) enclosed a photocopy of the original request to which Landlord has failed to respond; and (v) includes on both the envelope and the first page of the subject notice, in bold uppercase letters (14 point type or greater), the following statement: “THIS IS A TIME SENSITIVE NOTICE AND LANDLORD SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED”.

GUARANTY

57.    In order to induce Landlord to enter into this lease with Tenant, Tenant hereby covenants and agrees to cause Prestige Brands Holdings, Inc., the parent corporation of Tenant, to execute and deliver to Landlord a guaranty of the full and faithful performance and observance of all of the covenants, terms and conditions of this lease to be performed or observed by Tenant, in the form annexed hereto as Exhibit “4”. Tenant acknowledges and agrees that, in addition to any other applicable conditions and restrictions contained in this lease, the ability of Tenant to exercise any privilege, right or option under this lease with regard to any assignment, subletting, renewal or expansion shall, at Landlord’s option, be further expressly conditioned upon such guarantor executing and delivering to Landlord an affirmation and certification of its obligations under the guaranty from and after the effective date of the subject assignment, subletting, renewal or expansion, unless such guarantor is expressly released of its obligations under its guaranty on the terms and conditions hereof.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this lease as of the day and year first above written.

RA 660 WHITE PLAINS ROAD LLC

By: /s/ Richard Conniff
Name: Richard Conniff
Title: Authorized Person

PRESTIGE BRANDS, INC.
_

By: /s/ Ron Lombardi
Name: Ronald M. Lombardi
Title: CFO

SCHEDULE “A”

LANDLORD’S CLEANING SERVICES AND MAINTENANCE OF PREMISES

1.    Landlord shall perform the following General Office Cleaning services between the hours of 6:00 p.m. and 7:00 a.m., Monday through Friday, of each week (with the exception of union holidays) and said cleaning shall not be rescheduled by Tenant’s overtime or extraordinary use of the building or demised premises.

A.	Empty all wastepaper baskets, damp wipe ashtrays and receptacles.

B.	Sweep and/or dustmop all hard surfaced flooring with mops so treated as to preserve the sheen and appearance of such flooring.

C.	Carpet sweep all areas requiring same. Said areas to be vacuumed clean twice weekly; conduct spot cleaning where necessary.

D.
Deposit all wastepaper from baskets in plastic bags (to be supplied by Contractor), placing same in locations as shall be designated convenient for the remove thereof. Landlord shall not be responsible for the removal of large boxes, wooden pallets or abnormal amounts of waste paper.

E.	Hand dust all desks, chairs, worktables, office furniture and equipment within normal arms reach.

F.	Damp dust and wipe clean all glass tops and all desks and tables, removing all finger marks and smudges from same.

G.	Wipe clean of finger marks and maintain all brass and other bright work.

H.	Wash and clean tops of all water coolers and fountains and floors and wall areas surrounding same.

I.	Hand dust all doors and ventilation louvers located within normal arms reach.

J.	Dust clean interior of all wastepaper baskets and disposal cans.

K.    Dust and sweep all open closet flooring.

L.	Lift and dust under all telephones and other such lightweight desk appurtenances, dusting and replacing same in their proper locations. Telephones will be sanitized once a month.

M.    Wisk brush all fabric covered furniture.

N.
Instruct all employees to notify their supervisor, who in turn shall notify the proper designated representative of the building, of any irregularity found in any office during the nightly tour of office cleaning.

O.	After cleaning, all electric lamps are to be extinguished, office windows closed, office doors closed and premises to be left in a neat and orderly condition.

P.    Do high dusting once per month.

2.    The Landlord shall perform the following Porter Services and Janitorial Maintenance Services in the manner and with the scheduling as set forth in the following:

A.	Scour wash all public lavatory flooring, using the proper coefficient of disinfectant for same.

B.	Thoroughly wash, scour clean and disinfect all basins, bowls and urinals located in all public lavatories.

C.	Damp dust and wipe clean all mirrors, powder shelves and enameled surfaces located in all public lavatories.

D.	Wipe clean of finger marks and maintain in a constant state of uniform brightness, all brass and other bright work located in all public lavatories.

E.
Damp wipe clean all soap dispensers, receptacles, partitions, stalls and tile work within normal arms reach in all public lavatories. Said areas to be washed down at least once during the course of each weekly period.

F.	Empty and clean all paper towel and sanitary disposal receptacles in all public lavatories, depositing waste from same in designated locations.

G.	Refill all toilet tissue, hand soap and towel dispensers located in all public lavatories.

H.	Wash all terrazzo lobby flooring. Same to be machine scrubbed a minimum of once during the course of each monthly period.

I.	Hand dust all lobby marble, stone work and fixtures within normal arms reach.

J.	Dustmop and/or vacuum all public corridors as situated throughout the entire building.

K.
Thoroughly wash, wax and machine polish and/or refinish all public corridors as situated throughout the entire building twice during the course of each weekly period. (Full floor tenants responsible for floor maintenance of their entire floor; Landlord is not responsible for the maintenance of any elevator corridors or aisles).

L.	Thoroughly wash, wax and machine polish and/or refinish all flooring as situated within the two elevator cabs.

M.	Hand dust and clean all vertical surfaces located within the two elevator cabs.

N.
Dust clean exterior of overhead lighting fixtures. Wash clean both inside and outside of all the lighting fixtures, fluorescent and incandescent, situated in the core space of the building; once during the course of each yearly period.

O.
Dust clean all overhead pipes, ventilating louvers, air conditioning louvers and dust high moldings and other high areas and surfaces situated on all floors of the building and not reached during the regularly scheduled tours of nightly cleaning twice during the course of each yearly period.

P.
Damp mop all stairways and landings, dusting down all handrails, stairway doors and frames, fire hoses, standpipe nozzles and racks located in two sets of stairways once during the course of each weekly period.

Q.	Clean and polish saddles and entrance hardware in public areas once a month.

All of the foregoing porter and janitorial maintenance services are to be rendered nightly, from Monday through Friday of each week (excluding union holidays), between the hours of 6:00 P.M. and 7:00 A.M., unless otherwise scheduled.

3.    Pick-up trash in the parking areas of the Building as required.

4.    Interior and exterior perimeter window cleaning shall be performed once every six months (twice a year).

SCHEDULE “B”

Energy Service Schedule (Submetered)

1.    Landlord shall provide at the rates hereinafter set forth and Tenant shall purchase (to the extent obligated to pay such charges hereunder) from Landlord “energy service” for Tenant’s requirements in the Demised Premises, which shall include the energy necessary to provide heat and air conditioning in the respective seasons and electric current for lighting and office equipment, as follows:

(A)    ELECTRIC SERVICE. Landlord shall provide electric service (the “ELECTRIC SERVICE”) for lighting, convenience outlets, supplemental air conditioning service and other customary office usage within the Demised Premises.

(B)    BASE BUILDING HVAC SERVICE. Landlord shall provide the Demised Premises with heating, ventilating and air conditioning service via the base building HVAC system (the “BASE BUILDING HVAC SERVICE”).

2.    Charges for ELECTRIC SERVICE. The parties hereby acknowledge and agree that the Demised Premises will be, as part of the Tenant’s Initial Work, submetered or check metered (all such submeters or check meters being hereinafter collectively referred to as the “SUBMETER”) for the purpose of monitoring Tenant’s consumption of ELECTRIC SERVICE. Throughout the Term, Tenant shall pay to Landlord, as additional rent and within ten (10) days following billing therefor by Landlord, the charges for ELECTRICAL SERVICE consumed as measured by the SUBMETER; such charges to include Landlord’s standard administrative fee for reading, monitoring and billing with respect to the SUBMETER (such administrative fee not to exceed one percent (1%) of the total charges). Tenant shall cause the SUBMETER to be installed, connected and made operational by the Rent Commencement Date, failing which Tenant shall pay, within ten (10) days following demand therefor by Landlord (as and when made by Landlord), a liquidated additional rent charge for ELECTRICAL SERVICE, calculated at the rate of $350.27 per day, for the period from the Rent Commencement Date through and including the date on which the SUBMETER has been installed, connected and made operational.

3.    Charges for BASE BUILDING HVAC SERVICE. There shall be no additional charge to Tenant for BASE BUILDING HVAC SERVICE provided to the Demised Premises during ordinary “WORKING HOURS” (i.e., 8:00 A.M. through 6:00 P.M. Monday through Friday, excluding holidays). In the event Tenant requests BASE BUILDING HVAC SERVICE outside of WORKING HOURS (“OT BB HVAC SERVICE”), Tenant shall pay to Landlord, within ten (10) days following demand therefor, and as additional rent under this lease, an amount equal to the number of hours of such OT BB HVAC SERVICE in the subject billing period, multiplied by Landlord’s then current hourly charge for OT BB HVAC SERVICE. Landlord agrees that Landlord’s hourly charge for OT BB HVAC SERVICE shall be calculated so as to ensure full recoupment of the costs incurred by Landlord in providing the OT BB HVAC SERVICE, but without profit to Landlord over and above such costs.

4.    Tenant acknowledges that the base Building electrical system servicing the Demised Premises will be designed to accommodate a maximum connected load of six watts per square foot, exclusive of BASE BUILDING HVAC SERVICE (the “Maximum Capacity”). Tenant’s use of electrical energy in the Demised Premises shall not at any time exceed the Maximum Capacity. In order to ensure that the Maximum Capacity is not exceeded and to avert possible adverse effect upon the Building electric service, Tenant shall not, without Landlord’s prior written consent in each instance, (i) connect additional fixtures, appliances or equipment to the Building electric distribution system where the aggregate connected load of all such additional fixtures, appliances and equipment would constitute a material increase in the connected load of all fixtures, appliances and equipment installed in the Demised Premises as of the date on which Tenant has first taken full occupancy of the Demised Premises hereunder for the purpose of conducting its business therein, or (ii) make any alteration or addition to the electric system of the Demised Premises.

5.    If at any time during the Term, the Building is monitored by an energy management system, then the information derived from such energy management system will constitute conclusive evidence of all issues regarding energy consumption and capacity levels.

6.    Landlord shall have full and unrestricted access to all air-conditioning and heating equipment, and to all other utility installations servicing the Building and the Demised Premises. Landlord reserves the right temporarily to interrupt, curtail, stop or suspend air-conditioning and heating service, and all other utilities, or other services, because of Landlord’s inability to obtain, or difficulty or delay in obtaining, labor or materials necessary therefor, or in order to comply with governmental restrictions in connection therewith, or for any other cause beyond Landlord’s reasonable control. Subject to Article 38 of this lease, no diminution or abatement of Rent, additional rent, or other compensation shall be granted to Tenant, nor shall this lease or any of the obligations of Tenant hereunder be affected or reduced by reason of such interruptions, stoppages or curtailments, the causes of which are hereinabove enumerated, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises. Subject to Article 38 of this lease, Landlord shall have no liability to Tenant for any loss, damage or expense sustained or incurred by reason of any change, failure, inadequacy, unsuitability or defect in the supply or character of the electric energy furnished to the Demised Premises or if the quantity or character of the electric energy is no longer available or suitable for Tenant’s requirements.

7.    At Landlord’s option, it shall furnish and install all lighting tubes, bulbs and ballasts used in the Premises and Tenant shall pay Landlord’s reasonable charges therefor, on demand, as additional rent.

8.    Telephone and data transmission service (collectively, “telephone/data service”) shall be the responsibility of Tenant. Tenant shall make all arrangements for telephone/data service directly with a telecommunications company supplying said service, including the deposit requirement for the furnishing of service. Landlord shall not be responsible for any delays occasioned by the failure of said company to furnish such service. In the event Landlord has designated a company as the prime telephone/data service provider for the Building, Tenant may use a different telephone/data service provider of its choice provided the installation work of such provider shall be performed in strict accordance with the provisions of Article 15(B) of this lease relating to Alterations, and further provided that such provider shall install the equipment required to provide such service to Tenant inside the Demised Premises and not in the common areas of the Building (except that the wiring and cabling to such equipment may be run through such common areas in the manner and location reasonably required by Landlord).

9.    The base Building HVAC system is comprised of a variable volume duct system on each floor, together with a reasonable number of air diffusers and associated fixtures, all supplied from a central system designed to conform to the performance standards of Class A office buildings in Westchester County. Normal operating hours shall be 8:00 A.M. to 6:00 P.M., Monday through Friday. The base Building system shall be capable of delivering 100% outside fresh air, and shall never deliver less than 15% outside fresh air, or less than 0.35 cfm. The base Building system shall be capable of maintaining inside conditions of not more than 50% relative humidity when outside conditions are not more than 95 F dry bulb and 75 F wet bulb, except that as the outside temperature conditions vary, the inside space conditions shall be maintained approximately as follows:

OUTSIDE CONDITIONS            MAXIMUM INSIDE
CONDITIONS

66--72 db                72 +/- 2db, 25--50 RH*
72--80 db                74 +/- 2db, 35--50 RH*

81--90 db	76 +/- 2db, 35--50 RH*
91--95 db                78 +/- 2db, 35--50 RH*

* With normal humidity tolerances

The system shall also be capable of maintaining a minimum temperature throughout the demised premises of 69 F when the outside temperature is 10 F. The performance requirements noted above shall be maintained all year round, either by the use of varying amounts of outside air or by mechanical refrigeration. However, the above noted performance requirements shall be based upon the following conditions of internal heat and moisture gain: (i) a population density of no more than one person per 150 square feet, and (ii) electrical consumption of not more than six watts per square foot (on a connected load basis) for Tenant lighting and power use. The base Building system shall be automatically controlled, and shall be reasonably free of noticeable noise, vibration, or drafts and require minimum cost expenditure in fuel.

SCHEDULE “C”

Rules and Regulations

1.    The sidewalks, entrances, driveways, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than for ingress to and egress from the Demised Premises and for delivery of merchandise and equipment in a prompt and efficient manner using elevators and passageways designated for such delivery by Landlord. There shall not be used in any space, or in the public hall of the building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

2.    The water and wash closets and plumbing fixtures shall not be used for any purposes other than those for which they were designed or constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose clerks, agents, employees or visitors, shall have caused it.

3.    No Tenant shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substances into any of the corridors or halls, elevators, or out of the doors or windows or stairways of the building, and the Tenant shall not use, keep or permit to be used or kept any coffee machine, vending machine, burner, microwave oven, refrigerator or oven, food or noxious gas or substance in the Demised Premises, or permit or suffer the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building. Tenant shall provide and maintain, at its expense, the hand-held fire extinguishers that are required to be maintained in Premises by the governmental agency having jurisdiction over this matter. Smoking or carrying lighted cigars or cigarettes in the Building is prohibited.

4.    No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of the Landlord.

5.    No sign, advertisement, notice or other lettering and/or window treatment shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Demised Premises or the Building or on the inside of the Demised Premises if the same is visible from the outside of the Demised Premises without the prior written consent of the Landlord. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant or Tenants violating this rule. Interior signs on doors and directory tables shall be inscribed, painted or affixed for each Tenant by Landlord at the expense of such Tenant, and shall be of a size, color and style acceptable to Landlord.

6.    No Tenant shall mark, paint, drill into, or in any way deface any part of the Demised Premises or the Building of which they form a part. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. No tenant shall lay linoleum or other similar floor covering so that the same shall come in direct contact with the floor of the Demised Premises and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other water soluble material, the use of cement or other similar adhesive material being expressly prohibited. All work involving construction is to be approved by Landlord.

7.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or in the mechanisms thereof, provided that, subject to Landlord’s reasonable approval, Tenant may install a controlled security access system with respect to the Premises so long as Landlord is given access codes thereto. Each Tenant must, upon the termination of his tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys, so furnished, such Tenant shall pay to Landlord the cost thereof.

8.    Freight, general business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the Premises only through the service entrances and corridors, and only during hours and in a manner approved by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the lease of which these Rules and Regulations are a part. Movement of large furniture, large deliveries (other than customary office supply and water deliveries, and other deliveries customarily made during office hours by other tenants of the Building (e.g. customary FedEx deliveries made during such time) and extended use of elevators must be coordinated before 8:00 a.m. or after 6:00 p.m. Landlord shall reasonably cooperate and coordinate with Tenant in order to accommodate Tenant’s required uses of the freight elevator at the Building. Except in connection with Tenant’s initial upfitting of the Premises (on account of which there shall be no charge payable by Tenant to Landlord for use of the freight elevator), Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord in making available a Building engineer for oversight purposes during any period of Tenant’s use of the freight elevator (other than in connection with a minor usage where Landlord, in its reasonable discretion, determines that no Building engineer oversight is required).

9.    Canvassing, soliciting and peddling in the building is prohibited and each Tenant shall cooperate to prevent the same.

10.    Landlord reserves the right to exclude from the building between the hours of 6:00 P.M. and 8:00 A.M. and at all hours on Sundays and legal holidays, all persons who do not present a pass to the building signed by Landlord or otherwise posses the appropriate key fob or access card for off-hours entry into the Building, as applicable.

11.    Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as an office building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

12.    Tenant shall not bring or permit to be brought or kept in or on the Premises, any inflammable, combustible, hazardous or explosive fluid, material, chemical or substance, or cause or permit any odors of cooking or other processes, or any unusual or other objectionable odors, to permeate in or emanate from the Premises. Tenant shall provide and maintain, at its expense, the hand-held fire extinguishers that are required to be maintained in Premises by the governmental agency having jurisdiction over this matter.

13.    Tenant agrees to keep all entry doors closed at all times and to abide by all rules and regulations issued by the Landlord with respect thereto.

14.    In the event of any conflict between the foregoing Rules and Regulations any express provisions of the Lease to which the Rules and Regulations are attached, the terms of the Lease shall control.